    As filed with the Securities and Exchange Commission on April 19, 1999
                                                       Registration No. 333-[.]
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                ---------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          the Securities Act of 1933
                                ---------------
                          National Steel Corporation
            (Exact name of Registrant as specified in its charter)
         Delaware                    3312                    25-0687210
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of              Industrial             Identification No.)
     incorporation or         Classification Code
      organization)                 Number)
                                ---------------
                           4100 Edison Lakes Parkway
                         Mishawaka, Indiana 46545-3440
                                (219) 273-7000
  (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)
                                ---------------
                                 Glenn H. Gage
               Senior Vice President and Chief Financial Officer
                           4100 Edison Lakes Parkway
                         Mishawaka, Indiana 46545-3440
                                (219) 273-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
                                With copies to:
       Ronald J. Werhnyak, Esq.                 Gary P. Cullen, Esq.
  Vice President, General Counsel and   Skadden, Arps, Slate, Meagher & Flom
               Secretary                             (Illinois)
      National Steel Corporation                 333 W. Wacker Drive
       4100 Edison Lakes Parkway               Chicago, Illinois 60606
     Mishawaka, Indiana 46545-3440                 (312) 407-0700
            (219) 273-7000
                                ---------------
  Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                             CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
Title of
each class                                                              Proposed
    of                                                   Proposed       Maximum
securities                                Amount          Maximum       Aggregate     Amount of
  to be                                    to be       Offering Price   Offering     Registration
registered                               registered     Per Bond(2)     Price(3)         Fee
-------------------------------------------------------------------------------------------------
First Mortgage Bonds, 9 7/8%
 Series B due 2009
First Mortgage Bonds, 9 7/8%           $300,000,000(1)     99.98%      $299,946,450     $83,385
 Series D due 2009
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

(1) Holders of First Mortgage Bonds, 9 7/8% Series A due 2009 may elect to exchange their bonds for either First Mortgage Bonds, 9 7/8% Series B due 2009 or First Mortgage Bonds, 9 7/8% Series D due 2009. In no event will the aggregate principal amount of bonds issued exceed $300,000,000.
(2) The Proposed Maximum Offering Price Per Bond is the average price per bond based upon the Proposed Maximum Aggregate Offering Price.
(3) The Proposed Maximum Aggregate Offering Price is based upon the book value, as of March 31, 1999, of the bonds to be surrendered in exchange for the bonds offered hereby in accordance with Rule 457(f) of the Securities Act of 1933, as amended.
                                ---------------
  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section
8(a), may determine.
-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                    SUBJECT COMPLETION, DATED APRIL 19, 1999

PROSPECTUS

[LOGO OF NATIONAL STEEL APPEARS HERE]
                           National Steel Corporation

                             Offer to Exchange Our
                 First Mortgage Bonds, 9 7/8% Series D due 2009
                             for any or all of our
                 First Mortgage Bonds, 9 7/8% Series A due 2009
                                      and
                 First Mortgage Bonds, 9 7/8% Series C due 2009

                                   --------

  The exchange offer will expire at 5:00 p.m. New York time, on            ,
1999 unless extended.

                                   --------

                          Terms of the exchange offer:

 . We will exchange all original bonds that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

 . You may withdraw tendered original bonds at any time prior to the expiration of the exchange offer.

 . We believe that the exchange of original bonds will not be a taxable exchange for United States federal income tax purposes, but you should see the section entitled "Certain Federal Income Tax Considerations" on page 56 for more information.

 . The terms of the exchange bonds to be issued are substantially identical to the terms of the original bonds, except for certain transfer restrictions and registration rights relating to the original bonds.

 . We will not receive any proceeds from the exchange offer.

                                   --------

  Investing in the exchange bonds involves risks. See "Risk Factors" beginning on page 7 for a discussion of the risks that you should consider prior to tendering your original bonds for exchange.

                                   --------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                   --------

April   , 1999.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
PROSPECTUS SUMMARY                                                           1
  The Exchange Offer......................................................   1
  Summary Description of Exchange Bonds...................................   2
  Summary of Our Business.................................................   4
  Summary Historical Consolidated Financial and Other Data................   5
RISK FACTORS..............................................................   7
  Risk Factors Relating to the Exchange Offer.............................   7
    If you do not exchange your bonds in the exchange offer, you may not
     be able to ever sell them............................................   7
    You cannot be sure that an active trading market will develop for
     these bonds..........................................................   7
  Risk Factors Relating to the bonds......................................   7
    Not all of our property secures the bonds.............................   7
    The value of the mortgaged property has not been independently
     determined and cannot be guaranteed in the event of a liquidation....   7
    You may be limited in your rights to claim the mortgaged property by
     bankruptcy law.......................................................   8
    We may be inadequately insured to protect the value of the mortgaged
     property.............................................................   8
    You may not be able to direct the trustee to exercise the rights and
     remedies under the indenture in the event of a default...............   8
  Risk Factors Relating to National Steel.................................   9
    We rely heavily on the automotive industry to purchase our products...   9
    Our labor agreements expire this year, and we may not be able to
     renegotiate new agreements on favorable terms........................   9
    We have substantial debt obligations, especially our pension and other postretirement benefits obligations, which may impair our ability to
     repay the bonds and our liquidity....................................   9
    The bonds are subordinate to the creditors of our subsidiaries........  10
    The restrictive covenants in our debt agreements may limit our corporate activities.................................................  10
    Our business requires substantial capital investment and maintenance requirements which we may be unable to meet..........................  10
    We rely on certain pieces of steelmaking equipment which may not be easily or readily replaced in the event of damage or maintenance.....  10
    NKK has the ability to exercise control over our business.............  11
    We are subject to stringent environmental regulation..................  11
    Our systems may not be completely Year 2000 compliant.................  12
  Risk Factors Relating to the Steel Industry.............................  12
    The steel industry is cyclical which may make our operating results fluctuate............................................................  12
    There is excess world capacity in the steel industry which has depressed prices.....................................................  12
    Recent economic instability in a number of foreign economies has resulted in increased steel exports to the United States at depressed prices causing downward pricing pressure for our products............  12
    We compete with other producers of steel and steel substitutes which may adversely effect demand for our products.........................  13
    The forward looking statements we make in this prospectus may not be realized.............................................................  13
USE OF PROCEEDS...........................................................  14
CAPITALIZATION............................................................  14
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA.................  15
THE EXCHANGE OFFER........................................................  17
  Terms of the exchange offer; period for tendering original bonds........  17
  Procedures for tendering original bonds.................................  18

                                                                           PAGE
                                                                           ----
  Signature requirements..................................................  18
  Our interpretations are binding on you..................................  19
  Representation you make by tendering....................................  19
  Acceptance of original bonds for exchange; delivery of exchange bonds...  20
  Book-entry transfer.....................................................  20
  Guaranteed delivery procedures..........................................  21
  Withdrawal rights.......................................................  21
  Conditions to the exchange offer........................................  22
  Exchange agent..........................................................  22
  Fees and expenses.......................................................  22
  Transfer taxes..........................................................  22
  Holders, other than affiliates, may offer or sell the exchange bonds....  22
DESCRIPTION OF OTHER INDEBTEDNESS.........................................  23
  Receivables Facility....................................................  23
  Inventory Facilities....................................................  24
  Old Bonds...............................................................  24
  USWA Lien...............................................................  24
  Other Indebtedness and Operating Leases.................................  24
DESCRIPTION OF THE EXCHANGE BONDS.........................................  25
  Principal, maturity and interest........................................  25
  Transfer and exchange...................................................  26
  Ranking.................................................................  26
  Mortgaged Property......................................................  26
  We may issue more bonds.................................................  26
  Optional Redemption.....................................................  27
  Sinking Fund............................................................  27
  Repurchase at the Option of Holders Upon a Change of Control............  27
  Certain Covenants.......................................................  28
  Merger, Consolidation and Sale of Property..............................  37
  SEC Reports.............................................................  37
  Events of Default.......................................................  37
  Amendments and Waivers..................................................  39
  Defeasance..............................................................  40
  Book-Entry System.......................................................  40
  Second Mortgage.........................................................  42
  Certain Bankruptcy Limitations..........................................  42
  Governing Law...........................................................  43
  The Trustee, Paying Agent and Registrar for the Bonds...................  43
  Registration Rights.....................................................  43
  Certain Definitions.....................................................  44
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.................................  56
  United States Holders and United States Alien Holders...................  57
  United States Federal Income Tax Consequences to United States Holders..  57
  United States Federal Income Tax Consequences to United States Alien
   Holders................................................................  58
PLAN OF DISTRIBUTION......................................................  60
LEGAL MATTERS.............................................................  61
EXPERTS...................................................................  61
AVAILABLE INFORMATION.....................................................  61
INFORMATION INCORPORATED BY REFERENCE.....................................  61

                               PROSPECTUS SUMMARY

  The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus contains specific terms of the Series D bonds that we are offering. Other important information regarding our business, results of operations and financial condition is incorporated by reference from other documents filed with the SEC. You are encouraged to read this prospectus and to refer to the documents incorporated by reference.

                               The Exchange Offer

  On March 8, 1999, we completed the private offering of $225.0 million of our First Mortgage Bonds, 9 7/8% Series A due 2009. On March 31, 1999, we completed the private offering of $75.0 million of our First Mortgage Bonds, 9 7/8% Series C due 2009. We entered into a registration rights agreement with the placement agents in each private offering in which we agreed to complete this exchange offer. You should read the discussion under the headings "--Summary Description of the Exchange Bonds" and "Description of the Bonds" for more information about the registered exchange bonds. We refer to the original bonds and the exchange bonds as "the bonds" in this prospectus.

  We believe that the exchange bonds to be issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act, unless you are an affiliate of National Steel or an underwriter or a broker dealer. You should read the discussion under the heading "The Exchange Offer" for further information regarding the exchange offer and resale of the exchange bonds.

Registration rights             These agreements entitle holders of original
agreements....................  bonds to exchange their bonds for registered bonds with identical economic terms.

The exchange offer............  We are offering to exchange up to $300.0 million of the exchange bonds for up to $225.0 million of the original Series A bonds and up to $75.0 million of the original Series C bonds. Original bonds may only be exchanged in increments of $1,000. The economic terms of the exchange bonds are identical to the original bonds except that the principal amount of the exchange bonds may be up to $300.0 million.

Tenders; expiration date;       The exchange offer will expire at 5:00 p.m.,
withdrawal....................  New York City time, on           , 1999, unless
                                we extend it. If you decide to exchange your original bonds for exchange bonds, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the exchange bonds. You may withdraw your tender of original bonds at any time before
                                          , 1999. If we decide for any reason
                                not to accept your original bonds for exchange, we will return them to you promptly and without expense after the exchange offer expires or terminates.

Conditions to the exchange      We are not required to accept any original
offer.........................  bonds in exchange for exchange bonds. We may terminate or amend the exchange offer if we determine that the exchange offer violates applicable law or any applicable interpretation of the SEC.

Federal tax considerations....  We believe that the exchange of original bonds for exchange bonds in the exchange offer will not result in any gain or loss to you for federal income tax purposes.

Use of proceeds...............  We will receive no proceeds from the exchange offer.

Exchange agent................  The Chase Manhattan Bank is the exchange agent for the exchange offer. The address and
                                telephone number of the exchange agent are set forth under the heading "The Exchange Offer-- Exchange agent."

                     Summary Description of Exchange Bonds

The terms of the exchange bonds are identical to the original bonds in all material respects except:

  . the transfer restrictions and registration rights relating to the original bonds do not apply to the exchange bonds;

  . if we do not complete the exchange offer by September 6, 1999, the interest rate on such original bonds will increase by 0.25% for each 90 day period, with a maximum total increase of 1.00%, until we complete it; and

  . the exchange bonds are part of a single series of up to $300.0 million.

Bonds offered.................  Up to $300.0 million total principal amount of
                                First Mortgage Bonds, 9 7/8% Series D due 2009, which have been registered under the Securities Act.

Maturity date.................  March 1, 2009.

Interest payment dates........  March 1 and September 1 of each year, beginning on September 1, 1999.

Sinking fund..................  None.

Collateral....................  The bonds will be secured by a lien on our
                                Great Lakes, Granite City and Midwest
                                facilities, subject to some exceptions, and some of our ore properties and related mining facilities. The bonds rank equally with all other mortgage bonds issued under the indenture in their rights in the mortgaged property. There is $375.0 million in total principal amount of mortgage bonds outstanding under the indenture.

Ranking.......................  The bonds rank equally with our other senior obligations. While the bonds also rank equally with our unsecured indebtedness, holders of the bonds, our First Mortgage Bonds, 8.375% Series due 2006 and any additional series of bonds that may be issued under the indenture in the future may seek repayment out of the sale of the mortgaged property.

                                At December 31, 1998, assuming the original bonds were issued at that time, we would have had total debt, including secured debt, pension and other postretirement employee benefits liabilities, of approximately $1,315 million, excluding the unamortized portion of our postretirement employee benefits transition obligation of approximately $373 million at

                                December 31, 1998. Of this amount, our
                                subsidiaries' total indebtedness of
                                approximately $30.6 million is senior to the bonds. The $623.0 million of secured debt or other secured obligations included in our total debt ranks equally to the bonds and $375.0 million of this debt is secured by the mortgaged property.

                                In addition, as of the same date, we and our subsidiaries would have had approximately $79 million of outstanding secured letters of credit and approximately $257 million of available borrowing capacity under three revolving credit facilities that are secured by certain inventory and receivables. All of this indebtedness ranks equally with the bonds, except the credit facilities have priority as to the inventory or receivables that secure them.

Optional redemption...........  We may redeem any of the bonds beginning on
                                March 1, 2004. The initial redemption price is 104.938% of their principal amount, plus accrued interest. The redemption price will decline each year after 2004 and will be 100% of their principal amount, plus accrued interest on March 1, 2007.

                                In addition, before March 1, 2002, we may redeem up to 35% of the total principal amount of the bonds at 109.875% of their principal amount, plus accrued interest, with the proceeds of a public equity offering. However, at least 65% of the total principal amount of the bonds originally issued must remain outstanding after the redemption.

Change of control.............  Upon a change of control, we must offer to purchase the bonds for 101% of their principal amount, plus accrued interest. However, we may not have sufficient funds to repurchase the bonds or we may be prohibited from doing so by our other debt.

Certain covenants.............  The indenture contains covenants that limit our ability and that of our subsidiaries to:
                                .incur additional debt;
                                . pay dividends, prepay subordinated
                                  indebtedness, repurchase capital stock and make investments;
                                .create liens on mortgaged property;
                                .issue or sell capital stock of subsidiaries; .sell or dispose of our property;
                                .restrict distributions from subsidiaries;
                                .engage in transactions with affiliates;
                                .engage in different lines of business; or . in the case of National Steel, merge, consolidate or sell all or substantially all of our property.

                                These limitations are subject to a number of important qualifications and exceptions.

                            Summary of Our Business

  We are the fourth largest integrated steel producer in the United States. We manufacture and sell a wide variety of flat rolled carbon steel products. Our products include:

  . hot rolled steel,

  . cold rolled steel,

  . galvanized steel,

  . tin and

  . chrome plated steel.

  Our annual effective raw steelmaking capacity is approximately 6.8 million net tons, all of which is continuously cast. Our annual hot rolled band production capacity is approximately 8.0 million tons. We target sales of high value-added applications of flat rolled carbon steel to the automotive, construction and container markets. In 1998, the automotive market accounted for 29.5% of our sales, the construction market accounted for 26.6% of our sales, and 11.3% of our sales were to the container market.

  We operate three principal facilities:

  . Granite City--an integrated steel plant located near St. Louis,

  . Great Lakes--an integrated steel plant located near Detroit and

  . Midwest--a finishing facility located near Chicago.

  We also own and operate National Steel Pellet Company, an iron ore mine and pelletizing facility in Keewatin, Minnesota. Our pellet facility has a current annual pelletizing capacity of approximately 5.3 million gross tons and reserves in excess of 350.0 million gross tons.

  Granite City. Granite City is a fully integrated steelmaking facility with annual hot rolled band production capacity of approximately 3.6 million tons. Granite City also operates 800,000 tons of higher value-added processing capacity, including three hot dip galvanizing lines. Granite City ships (1) hot rolled, (2) hot dipped galvanized and Galvalume(R), (3) grain bin and (4) high strength, low alloy steels. The construction market accounted for approximately 50% of the facility's 1998 sales. Approximately 10% of Granite City's hot band production is transferred to Midwest for further value-added processing.

  Great Lakes. Great Lakes is a fully integrated steelmaking facility with annual hot rolled band production capacity of approximately 4.4 million tons. Higher value-added processing capacity includes 1.2 million tons of cold rolling and 400,000 tons of electrolytic galvanizing. Great Lakes ships (1) hot rolled, (2) cold rolled, (3) galvanized and (4) high strength, low alloy steels. Great Lakes primarily serves the automotive industry, which accounted for approximately 70% of the facility's direct 1998 sales. Approximately 45% of the facility's hot rolled band production is transferred to Midwest and to joint venture coating operations for further value-added processing. We have entered into a contract for the construction of a new 450,000 ton hot dip galvanizing facility at Great Lakes. The new facility is scheduled to begin operations in the first half of 2000 and will serve the automotive industry.

  Midwest. Midwest finishes hot rolled bands produced at Great Lakes and Granite City for use in the automotive, construction and container markets. Facilities at Midwest have 2.0 million tons of cold rolling capacity, approximately 1.0 million tons of galvanizing capacity and 600,000 tons of tin mill capacity.

  NKK Alliance. We have a strong alliance with our principal stockholder, NKK Corporation. NKK is the second largest steel company in Japan and the ninth largest in the world as measured by production. Since 1984, we have had access to a wide range of NKK's steelmaking, processing and applications technology.

            Summary Historical Consolidated Financial and Other Data

  The following table presents our summary consolidated financial information and other operating information for the periods indicated. The financial information for the five years ended December 31, 1998 is derived from our audited financial statements. The following financial information and operating data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements and related notes, for each of the years ended
December 31, 1996 through 1998 and the other information included in our Annual Report on Form 10-K.

                                      Years Ended December 31,
                               -----------------------------------------------
                                1994      1995      1996      1997      1998
                               -------   -------   -------   -------   -------
Statement of Operations:                (dollars in millions)
Net sales....................   $2,700    $2,954    $2,954    $3,140    $2,848
Gross margin.................      221       279       192       331       222
Income from operations.......      113       129        65       191        96
Financing costs, net.........       56        39        36        15        11
Net income...................      185       108        54       214        84
Net income applicable to
 common stock................      174        97        43       203        84
Other Data:
Shipments (net tons, in
 thousands)..................    5,208     5,564     5,895     6,144     5,587
Raw steel production (net
 tons, in thousands).........    5,763     6,081     6,557     6,527     6,087
Effective capacity
 utilization.................     96.1%     96.5%     93.7%     96.0%     92.2%
Number of employees at period
 end.........................    9,711     9,474     9,579     9,417     9,230
Man hours per net ton
 shipped.....................     3.71      3.41      3.24      3.06      3.31

Net cash provided by
 operating activities........   $  317    $  265    $  159    $  332    $   32
Net cash provided by (used
 in) investing activities....     (136)     (215)     (121)      168      (166)
Net cash used in financing
 activities..................      (24)      (84)      (57)     (297)      (40)

Depreciation.................   $  142    $  146    $  144    $  135    $  129
Capital investments..........      138       215       129       152       171
EBITDA (1)...................      255       275       209       326       225
Adjusted EBITDA (2)..........      258       308       237       353       226
Ratio of earnings to fixed
 charges (3).................      3.0x      2.2x      1.5x      5.2x      3.0x

EBITDA to gross interest
 charges.....................      4.2x      5.4x      4.8x      9.6x      8.5x
Adjusted EBITDA to gross
 interest charges............      4.2       6.0       5.5      10.4       8.5
Total debt to EBITDA.........      2.8       2.0       2.4       1.1       1.4

Total debt to Adjusted
 EBITDA......................      2.7       1.7       2.1       1.0       1.4
                                            December 31,
                               -----------------------------------------------
                                1994      1995      1996      1997      1998
Balance Sheet Data:            -------   -------   -------   -------   -------
Cash, cash equivalents and
 investments.................   $  162    $  128    $  109    $  338    $  138
Working capital..............      252       250       279       367       333
Net property, plant &
 equipment...................    1,394     1,469     1,456     1,229     1,271
Total assets.................    2,500     2,669     2,558     2,453     2,484
Total debt...................      707       538       508       343       323
Total pension and OPEB
 liabilities (4).............      457       592       519       614       692
Redeemable preferred stock--
 Series B....................       67        65        64       --        --
Stockholders' equity.........      401       600       645       837       850

--------
(1) EBITDA represents income from operations plus depreciation. EBITDA should not be construed as a substitute for income from operations, net income or cash flows from operating activities for the purpose of analyzing our operating performance, financial position and cash flows. We have presented EBITDA because it is commonly used by certain investors to analyze and compare companies on the basis of operating performance and to determine a company's ability to service debt. This definition of EBITDA differs from the definition of EBITDA applicable to the covenants for the bonds and may not be comparable to EBITDA as defined by other companies.
(2) Adjusted EBITDA includes the add back of the amortization of our OPEB transition obligation, which results in a non-cash charge of approximately $27 million per year, and unusual charges (credits).
(3) The ratio of earnings to fixed charges is determined by dividing earnings by fixed charges. Earnings is the sum of: (a) income before income taxes, extraordinary items and cumulative effect of accounting change, (b) amortization of capitalized interest less interest capitalized in the current year, and (c) fixed charges. Fixed charges include interest both expensed and capitalized during the year and a portion of rent expense representative of interest.
(4) This amount excludes the unamortized portion of our other pension and employee benefits transition obligation, which was approximately $373 million at December 31, 1998.

                                  RISK FACTORS

  You should carefully consider all of the information in this prospectus, including the following risk factors and warnings, before deciding to exchange your original bonds for exchange bonds. Except for the first risk factor below, the risk factors generally apply to the original bonds as well as to the exchange bonds.

Risk Factors Relating to the Exchange Offer

If you do not exchange your bonds in the exchange offer, you may not be able to ever sell them.

  It may be difficult for you to sell bonds that are not exchanged in the exchange offer. Those bonds may not be offered or sold unless they are registered or there are exemptions from the registration requirements under the Securities Act and applicable state securities laws.

  If you do not tender your bonds or if we do not accept some of your bonds, those bonds will continue to be subject to the transfer and exchange restrictions in:

  . the indenture,

  . the legend on the original bonds, and

  . the offering memorandum relating to the original bonds.

  The restrictions on transfer of the original bonds arise because we issued the original bonds pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the original bonds if they are registered under the Securities Act and applicable state securities laws, or offered and sold pursuant to an exemption from such requirements. We do not intend to register the original bonds under the Securities Act. To the extent original bonds are tendered and accepted in the exchange offer, the trading market, if any, for the original bonds would be adversely affected.

  Holders of Series A bonds may elect to exchange their original bonds for Series B bonds, which are also registered under the Securities Act, instead of exchange bonds. The aggregate principal amount of Series B bonds is limited to $225.0 million. It is uncertain if any of the Series A bonds will be exchanged for Series B bonds and, as a result, the market for the Series B bonds may be substantially less liquid then the exchange bonds.

You cannot be sure that an active trading market will develop for these bonds.

  The exchange bonds are being offered to the holders of the original bonds only. The original bonds, and the exchange bonds when issued, will be eligible for trading on the PORTAL Market. However, there is no public market for the exchange bonds. The placement agents have informed us that they currently intend to make a market in the exchange bonds, but they are not required to do so and may stop their market making at any time. The exchange bonds could trade at prices that may be higher or lower than the initial offering price of the original bonds. The liquidity of the trading market in these bonds, and the market price quoted for these bonds, may be adversely affected by changes in the overall market for similar securities, existing interest rates and by our operating results.

Risk Factors Relating to the Bonds

Not all of our property secures the bonds.

  The mortgaged property securing the bonds does not include some significant assets, including inventory and receivables and other plant assets and processing lines at our three facilities. We do not own some assets that service our facilities, including the coke battery at Great Lakes, that are therefore, not subject to the lien. A complete description of the assets that are subject to the lien and those that are excluded can be found under the caption "Description of the Bonds--Mortgaged Property."

The value of the mortgaged property has not been independently determined and cannot be guaranteed in the event of a liquidation.

  The proceeds of any sale of the mortgaged property following an event of default may not be sufficient to satisfy the amounts due on the bonds issued under the indenture. If the proceeds of any sale of the mortgaged property are insufficient to repay all amounts due on any of the bonds outstanding under the indenture, the holders of the bonds would have only an unsecured claim against the remaining assets of National Steel for any amount not repaid by such sale. Factors which could affect the value of the mortgaged property in the event of a liquidation include:

  . market and economic conditions;

  . some assets necessary to operate our steelmaking or finishing facilities are not mortgaged property;

  . some of the mortgaged property is illiquid and has no readily ascertainable market value; and

  . liens, rights and easements granted to third parties encumber assets located on property owned by us or constitute subordinate liens on the mortgaged property, and such third parties have or may exercise rights and remedies that could diminish the value of the mortgaged property and the ability of the trustee or the holders of the bonds to foreclose on such mortgaged property.

  In addition, the indenture permits the release of mortgaged property without the substitution of additional collateral if the value of the remaining collateral is sufficient to secure the bonds.

You may be limited in your rights to claim the mortgaged property by bankruptcy law.

  The right of the trustee to repossess and dispose of the mortgaged property if an event of default occurs is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against National Steel prior to, or after, the trustee having repossessed and disposed of the mortgaged property. Under the bankruptcy code, a secured creditor such as the trustee may be prohibited from repossessing or disposing of its security from a debtor in a bankruptcy case, and any action allowed to be taken by the trustee to recover its security may be significantly delayed. During any such delay the value of the mortgaged property may be diminished.

We may be inadequately insured to protect the value of the mortgaged property.

  We must properly insure the mortgaged property against loss or damage by fire or other hazards to the extent typically insured by corporations operating similar properties. The proceeds of insurance from each loss in excess of one million dollars will be made payable to the trustee. However, we may suffer losses which are either uninsurable or not economically insurable. And, the amounts for which we are insured or the proceeds of such insurance may not compensate us fully for our losses. If we have a total or partial loss of any of the mortgaged property, the insurance proceeds received may not be sufficient to satisfy all bonds outstanding. We may also be unable to replace the mortgaged property, or to replace it without significant delay, because of the large size and extended period necessary to manufacture such equipment.

  Additionally, we are not required to, and we do not currently, maintain any title insurance with regard to our title to any of the real property or improvements which constitute mortgaged property. If a loss occurs arising from a title defect with respect to any mortgaged property, we may not be able to replace such mortgaged property with collateral of equal value.

You may not be able to direct the trustee to exercise the rights and remedies under the indenture in the event of a default.

  The holders of a majority in total principal amount of all series of outstanding bonds under the indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. The outstanding bonds may not constitute a majority of the outstanding principal amount of all bonds of all series. In such case, the holders of the bonds will not have any ability to direct the trustee independently of any other series of bonds. Further, the holders of other series of bonds may have sufficient voting power to direct the actions of the trustee or cause the acceleration of the bonds without your consent.

Risk Factors Relating to National Steel

We rely heavily on the automotive industry to purchase our products.

  Our sales are heavily concentrated in the automotive industry. Demand for our steel products is affected by, among other things, the strength or weakness of the domestic automotive industry. The North American automotive industry has historically experienced significant fluctuations in demand, based on such factors as:

    . general economic conditions,

    . interest rates,

    . consumer confidence, and

    . significant fluctuations in production due to strikes, lock-outs, work stoppages or other production interruptions in the automotive industry.

  Any material reduction in the sale of automobiles could have a material adverse impact on our results of operations.

  We also have a concentrated customer base within the automotive industry. Combined direct sales to Chrysler Corporation, Ford Motor Company and General Motors Corporation accounted for 21.2% of net sales in 1998, 14.6% in 1997, and 16.3% in 1996. We may not continue to sell to these companies at these historic levels, which could have a material adverse effect on our business.

Our labor agreements expire this year, and we may not be able to renegotiate new agreements on favorable terms.

  Our 1993 labor agreement with the United Steel Workers of America, covering approximately 7,500 employees, or approximately 82% of our total employees, expires on July 31, 1999. If we are unable to negotiate a new agreement when the existing agreement expires, our operations could be impacted by a strike or work stoppage. Our negotiations with the USWA may be more difficult because the USWA's labor agreements with other domestic integrated steel producers also expire on July 31, 1999. In addition, work stoppages may occur in the future in connection with contract negotiations or otherwise. A prolonged general work stoppage would have an adverse effect on our results of operations and financial condition. Also, our profitability could be adversely affected if increased costs associated with any future contract are not recoverable through productivity improvements or price increases.

We have substantial debt obligations, especially our pension and other postretirement benefits obligations, which may impair our ability to repay the bonds and our liquidity.

  We have substantial financial obligations related to our employee postretirement benefit plans for pensions, other postretirement employee benefit liabilities (also known as OPEB liabilities) and other obligations, including debt. As of December 31, 1998, after giving pro forma effect to the offerings, the total consolidated debt including secured debt, pension and OPEB liabilities would have been approximately $1,315 million, excluding the unamortized portion of our OPEB transition obligation, which was approximately $373 million at December 31, 1998. Our substantial debt and corresponding required payments may adversely affect our ability to:

  . make capital investments,

  . take advantage of business opportunities, including making joint venture investments, or

  . obtain additional financing.

  At December 31, 1998, our liabilities for pensions were approximately $284 million and for OPEB were approximately $408 million, excluding the unamortized portion of National Steel's OPEB transition obligation. We amortize our OPEB transition obligation over a 20 year period resulting in a non-cash charge of approximately $27 million per year. The recording of these charges could have a material adverse effect on our financial condition and results of operations because of the resulting increase in recorded liabilities, decrease in stockholders' equity and increases in required contributions to the pension fund. Our obligations could increase substantially if:

  . the actual retirement of active employees is significantly earlier than projected because of plant closings or for other reasons,

  . the plans are modified after August 1999 because of contractual changes with the USWA,

  . events occur differently than assumed, or

  . assumptions change as a result of such events or otherwise.

The bonds are subordinate to the creditors of our subsidiaries.

  The bonds are effectively subordinated to all creditors of our subsidiaries to the extent of the assets of each such subsidiary, including the Pension Benefit Guaranty Corporation, trade creditors, unsecured creditors and preferred stockholders, if any. The amount of subsidiary indebtedness could be substantial and could impair your ability to recover your investment from us. The bonds contain no limitations on our subsidiaries' ability to incur trade credit or other obligations. Further, our subsidiaries may become jointly and severally liable for our pension liabilities. The indenture does not limit such liabilities, and under some circumstances the amount of such pension liabilities for which our subsidiaries are liable could be substantial.

The restrictive covenants in our debt agreements may limit our corporate activities.

  We are subject to operating and financial restrictions based on the terms of the receivables facility, inventory facilities, the indenture and the other agreements governing our indebtedness. These restrictions could limit our ability to plan for or react to market conditions or meet extraordinary capital needs or otherwise restrict our corporate activities. Such restrictions limit our ability and that of our subsidiaries to:

  . incur additional indebtedness,

  . create liens,

  . sell assets, or

  . engage in mergers or acquisitions.

Our business requires substantial capital investment and maintenance requirements which we may be unable to meet.

  Our integrated steel operations are capital intensive. In order to maintain production capacity, reduce costs, improve productivity, upgrade selected facilities to meet competitive requirements and maintain compliance with environmental laws and regulations, including the Clean Air Act of 1990, we are required to make substantial capital investments. We anticipate making capital investments of approximately $300 million in the year ended December 31, 1999. We may not have adequate funds to make all capital investments deemed necessary or the amount of future capital investments may not be adequate to preserve our competitive position or to comply with environmental regulations.

We rely on certain pieces of steelmaking equipment which may not be easily or readily replaced in the event of damage or maintenance.

  We depend upon critical pieces of steelmaking equipment, such as our blast furnaces and continuous casters. These pieces of equipment on occasion may be out of service due to routine scheduled maintenance or as the result of equipment failures or casualties, including explosions, fire and severe weather conditions. Interruptions in our production capabilities could result in fluctuations in quarterly sales and income. Using purchased steel to offset lost production may adversely affect our profitability if we must purchase at higher prices than our cost.

  Although we have experienced no equipment failures or scheduled maintenance outages resulting in the complete shutdown of a major portion of our steelmaking production for a significant period of time, a material shutdown could occur in the future.

NKK has the ability to exercise control over our business.

  Approximately 69% of the combined voting power of our outstanding capital stock is held indirectly by NKK, Japan's second largest steel company. As a result, NKK has the ability to exercise control over our business by virtue of its ability to elect all the members of our board of directors and its majority voting power for actions requiring stockholder approval. If NKK no longer owned a majority of the combined voting power of our outstanding capital stock, or, in some cases, a majority economic interest in us, an event of default would occur under some of our joint venture and financing arrangements. We may be unable to replace or renegotiate these arrangements in such event.

  In connection with our relationship with NKK, NKK has provided financial assistance to us in the form of investments, loans and introductions to Japanese financial institutions and trading companies. NKK may not continue to provide financial support in the future or continue to do so at historical levels.

  There is the potential for conflicts of interest between our two companies. NKK may not make available to us corporate opportunities discovered by NKK which would benefit us. Our certificate of incorporation expressly provides that NKK would not be liable to us if they do not make such opportunities available to us.

We are subject to stringent environmental regulation.

  We are subject to numerous laws and regulations relating to the protection of human health and the environment. Because these environmental laws and regulations are quite stringent and are generally becoming more stringent, we have expended, and expect to expend in the future, substantial amounts for compliance with these laws and regulations. Due to the possibility of future changes in circumstances or regulatory requirements, the amount and timing of environmental expenditures could vary from those currently anticipated and could adversely effect our financial results. In addition, any of the following occurrences could also negatively impact our operating performance:

  . we may be required to remediate or reclaim any contamination that may be present at sites at which we have been conducting operations for over 60 years under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and similar state statutes;

  . we and some of our subsidiaries are involved as potentially responsible parties at a number of off-site CERCLA and other environmental cleanup proceedings and as these matters progress or we become aware of additional matters, we may be required to accrue substantial charges and charges in excess of those previously accrued;

  . we will need to make substantial capital expenditures in connection with matters relating to environmental compliance, estimated to be $63.0 million in each of 1999 and 2000; and

  . we will need to make capital expenditures relating to environmental control, estimated to be $8.0 million in 1999 and $20.3 million in 2000.

  These costs for environmental compliance may place us at a competitive disadvantage with respect to foreign steel producers and domestic mini mills as well as manufacturers of steel substitutes, which are subject to less stringent environmental requirements.

Our systems may not be completely Year 2000 compliant.

  As is the case with most other companies using computers in their operations, we are continuing to address the Year 2000 problem this year. This problem results from the past practice of using only two digits in computer software to designate the calendar year with the assumption being the first two digits would be "19." If not corrected, this practice may result in incorrect results when computer software programs perform arithmetic operations, comparisons or data field sorting involving years later than 1999.

  We are currently engaged in a comprehensive project to upgrade our computer software in our information technology, manufacturing and facilities systems to programs which will be Year 2000 compliant. We expect to be able to modify or replace our affected systems in a manner that will minimize any detrimental effects on our operations. To date, we have spent approximately $9.3 million on Year 2000 projects. We estimate that we will spend an additional $10.6 million to complete our Year 2000 compliance effort. We cannot be sure that the actual costs required to become Year 2000 compliant will not exceed our estimates. We also cannot be sure that our customers, vendors, suppliers and other third parties conducting business with us will be Year 2000 compliant. If National Steel and/or our customers, vendors, suppliers or other third parties conducting business with us fail to complete the Year 2000 compliance work it could have a material adverse effect on our operations.

Risk Factors Relating to the Steel Industry

The steel industry is cyclical which may make our operating results fluctuate.

  The domestic steel industry is highly cyclical in nature due to the cyclicality of the automotive and construction industries, the principal markets it serves, as well as to changes in total industry demand. Our results of operations are substantially affected by small variations in the realized prices of our products. Such realized prices are significantly influenced by prevailing prices for steel and demand for particular products.

There is excess world capacity in the steel industry which has depressed prices.

  There is excess world capacity for many of our products. This has resulted in intense competition and lower prices for our products, which we expect will continue in the foreseeable future. Currently, the economic slowdown in a number of areas of the world, including Russia, Eastern Europe, Brazil, Japan and The Republic of Korea, as well as favorable exchange rates, has caused a substantial increase in steel exports to the United States at depressed prices.

  In addition, overcapacity has been perpetuated by the continued operation, modernization and upgrading of marginal domestic facilities through bankruptcy reorganization proceedings and by the sale of marginal domestic facilities to new owners, which operate such facilities with lower cost structures. Also, some foreign steel producers are owned, controlled or subsidized by foreign governments. Decisions by these foreign producers to continue marginal facilities may be influenced to a greater degree by political and economic policy considerations than by prevailing market conditions and may further contribute to excess world capacity.

Recent economic instability in a number of foreign economies has resulted in increased steel exports to the United States at depressed prices, causing downward pricing pressure for our products.

  A number of foreign economies, particularly those in Asia, Eastern Europe and Latin America, have experienced difficulties in recent months. These difficulties have included one or several of the following factors: (1) decline in the value of the local currency versus the U.S. dollar, (2) decline in gross domestic product, (3) decline in corporate earnings, (4) political turmoil and
(5) stock market volatility. The slowdown in these foreign economies has resulted in significantly lower global demand for steel products and caused an increase in steel exports to the United States at depressed prices. Consequently, to the extent that such economic difficulties continue, there could be continued downward pricing pressures for our products that could have a material adverse effect on our results of operations and financial condition.

  In 1998, we joined a number of other U.S. steel producers in filing certain unfair trade petitions before the Department of Commerce and the International Trade Commission. These unfair trade petitions were filed against foreign steel companies in Brazil, Japan and Russia, alleging widespread dumping of imported steel products and, in the case of Brazil, substantial subsidization of those products. We joined as a petitioner in these cases, except the case involving Japan. Over the past few months the ITC and the Commerce Department have each made preliminary determinations favorable to domestic producers. These determinations found reasonable indications of "dumping" of foreign steel products in the U.S. market, threatening domestic producers. If these preliminary findings are affirmed by final dumping or countervailing duty determinations, then the foreign producers will be subject to additional duties. This would make their products more expensive and would enable domestic producers to more effectively compete with such foreign products. If these findings are not made, then the current situation of excess capacity and intense downward price pressure for steel products could continue which would have an adverse effect on our operations.

We compete with other producers of steel and steel substitutes which may adversely effect demand for our products.

  We directly compete with domestic and foreign flat rolled carbon steel producers and producers of plastics, aluminum and other materials which can be used in place of flat rolled carbon steel in manufactured products. Mini-mills provide significant competition in hot rolled and cold rolled products, which represented 52.8% of our total shipments in 1998. If this competition continues it could negatively impact our results of operation. Mini-mills are relatively efficient, low-cost producers, have lower employment and environmental costs and target regional markets. Technological advances have also enabled them to produce a wider range of products that were historically only provided by traditional steel producers. Some companies have announced plans for, or have indicated that they are currently considering, additional mini-mill plants for sheet products in the United States.

The forward looking statements we make in this prospectus may not be realized.

  Statements we make in this prospectus or documents that are incorporated by reference that are not historical facts constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements, by their nature, involve risk and uncertainty. A variety of factors could cause business conditions and our actual results and experience to differ materially from those expected by us or expressed in our forward looking statements. These factors include, but are not limited to, the following:

  . changes in market prices and market demand for our products;

  . changes in the costs or availability of the raw materials and other supplies used by us in the manufacture of our products;

  . equipment failures or outages at our steelmaking and processing facilities;

  . loss of customers;

  . changes in the levels of our operating costs and expenses;

  . collective bargaining agreement negotiations, strikes, labor stoppages or other labor difficulties;

  . actions by our competitors;

  . changes in industry capacity;

  . changes in economic conditions in the United States and other major international economies, including rates of economic growth and inflation;

  . worldwide changes in trade, monetary or fiscal policies, including changes in interest rates;

  . changes in legal and regulatory requirements; and

  . the effects of extreme weather conditions.

                                USE OF PROCEEDS

  We will not receive any proceeds from the exchange of the original bonds for the exchange bonds.

                                 CAPITALIZATION

  The following table presents our historical capitalization as of December 31, 1998 and, as adjusted, to give effect to the Series A and Series C offerings. This table should be read in conjunction with the Consolidated Financial Statements and related notes.

                                                               As of December
                                                                  31, 1998
                                                               ----------------
                                                                          As
                                                               Actual  Adjusted
                                                               ------  --------
                                                                 (dollars in
                                                                  millions)
Cash and cash equivalents..................................... $  138   $  436
                                                               ======   ======
Long-term debt:
  First mortgage bonds, 8.375% series due 2006................ $   75   $   75
  Other loans, 7.726% to 10.336% due 2000 to 2007.............    187      187
  Bonds offered hereby........................................    --       300
  Capitalized lease obligations and other.....................     61       61
                                                               ------   ------
Total long-term debt..........................................    323      623

Total pension benefit liabilities.............................    284      284

Total postretirement benefits other than pensions(1)..........    408      408

Stockholders' equity:
  Common stock, additional paid-in-capital, and retained
   earnings...................................................    909      909
  Minimum pension liability...................................    (51)     (51)
  Treasury stock..............................................     (8)      (8)
                                                               ------   ------
    Total stockholders' equity................................    850      850
                                                               ------   ------
    Total capitalization...................................... $1,865   $2,165
                                                               ======   ======

--------
(1) This amount excludes the unamortized portion of our OPEB transition obligation, which was approximately $373 million at December 31, 1998.

           SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

  The following table presents our selected consolidated financial information and other operating data for the periods indicated. The financial information for the five years ended December 31, 1998 is derived from our audited financial statements. The following financial information and operating data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements for each of the years ended December 31, 1996 through 1998 and the other information in our Annual Report on Form 10-K.

                                              Years Ended December 31,
                                         --------------------------------------
                                          1994    1995    1996    1997    1998
                                         ------  ------  ------  ------  ------
                                               (dollars in millions)
Statement of Operations:
Net sales..............................  $2,700  $2,954  $2,954  $3,140  $2,848
Cost of products sold..................   2,337   2,529   2,618   2,674   2,497
Depreciation...........................     142     146     144     135     129
                                         ------  ------  ------  ------  ------
 Gross margin..........................     221     279     192     331     222
Selling, general and administrative
 expense...............................     138     154     137     141     154
Equity (income) of affiliates..........      (5)     (9)    (10)     (1)     (1)
Unusual charges (credits)..............     (25)      5     --      --      (27)
                                         ------  ------  ------  ------  ------
Income from operations.................     113     129      65     191      96
Interest income........................      (5)    (12)     (7)    (19)    (16)
Interest expense.......................      61      51      43      34      27
Net gain on disposal of non-core assets
 and other related activities..........     --      --       (3)    (59)     (3)
Proceeds from settlement of a lawsuit..    (111)    --      --      --      --
                                         ------  ------  ------  ------  ------
Total other (income) expense...........     (55)     39      33     (44)      8
                                         ------  ------  ------  ------  ------
Income before income taxes,
 extraordinary items and cumulative
 effect of accounting change...........     169      90      32     235      88
                                         ------  ------  ------  ------  ------
Income taxes (credit)..................     (16)    (12)    (11)     16       4
                                         ------  ------  ------  ------  ------
Income before extraordinary items and
 cumulative effect of accounting
 change................................     185     102      43     219      84
Extraordinary items, net...............     --        6     --       (5)    --
Cumulative effect of accounting change.     --      --       11     --      --
                                         ------  ------  ------  ------  ------
Net income ............................     185     108      54     214      84
Preferred stock dividends..............      11      11      11      11     --
                                         ------  ------  ------  ------  ------
Net income applicable to common stock..  $  174  $   97  $   43  $  203  $   84
                                         ======  ======  ======  ======  ======
Diluted earnings per share:
Income before extraordinary items and
 cumulative effect of accounting
 change................................  $ 4.70  $ 2.10  $ 0.74  $ 4.76  $ 1.94
Net income applicable to common stock..  $ 4.70  $ 2.22  $ 0.99  $ 4.64  $ 1.94

                                              Year Ended December 31,
                                         --------------------------------------
                                          1994    1995    1996    1997    1998
                                         ------  ------  ------  ------  ------
                                               (dollars in millions)
Other Data:
Shipments (net tons, in thousands).....   5,208   5,564   5,895   6,144   5,587
Raw steel production (net tons, in
 thousands)............................   5,763   6,081   6,557   6,527   6,087
Effective capacity utilization.........    96.1%   96.5%   93.7%   96.0%   92.2%
Number of employees at period end......   9,711   9,474   9,579   9,417   9,230
Man hours per net ton shipped..........    3.71    3.41    3.24    3.06    3.31

Net cash provided by operating
 activities............................  $  317  $  265  $  159  $  332  $   32
Net cash provided by (used in)
 investing activities..................    (136)   (215)   (121)    168    (166)
Net cash used in financing activities..     (24)    (84)    (57)   (297)    (40)

Capital investments....................  $  138  $  215  $  129  $  152  $  171
EBITDA (1).............................     255     275     209     326     225
Adjusted EBITDA (2)....................     258     308     237     353     226
Ratio of earnings to fixed charges (3).     3.0x    2.2x    1.5x    5.2x    3.0x

EBITDA to gross interest charges.......     4.2x    5.4x    4.8x    9.6x    8.5x
Adjusted EBITDA to gross interest
 charges...............................     4.2     6.0     5.5    10.4     8.5
Total debt to EBITDA...................     2.8     2.0     2.4     1.1     1.4
Total debt to Adjusted EBITDA..........     2.7     1.7     2.1     1.0     1.4

                                                    December 31,
                                         --------------------------------------
                                          1994    1995    1996    1997    1998
                                         ------  ------  ------  ------  ------
Balance Sheet Data:
Cash, cash equivalents and investments.  $  162  $  128  $  109  $  338  $  138
Working capital........................     252     250     279     367     333
Net property, plant & equipment........   1,394   1,469   1,456   1,229   1,271
Total assets...........................   2,500   2,669   2,558   2,453   2,484
Total debt.............................     707     538     508     343     323
Total pension and OPEB liabilities (4).     457     592     519     614     692
Redeemable preferred stock--Series B...      67      65      64     --      --
Stockholders' equity...................     401     600     645     837     850

--------
(1) EBITDA represents income from operations plus depreciation. EBITDA should not be construed as a substitute for income from operations, net income or cash flows from operating activities for the purpose of analyzing our operating performance, financial position and cash flows. We have presented EBITDA because it is commonly used by certain investors to analyze and compare companies on the basis of operating performance and to determine a company's ability to service debt. This definition of EBITDA differs from the definition of EBITDA applicable to the covenants for the bonds and may not be comparable to EBITDA as defined by other companies.
(2) Adjusted EBITDA includes the add back of the amortization of our OPEB transition obligation, which results in a non-cash charge of approximately $27 million per year, and unusual charges (credits).
(3) The ratio of earnings to fixed charges is determined by dividing earnings by fixed charges. Earnings is the sum of: (a) income before income taxes, extraordinary items and cumulative effect of accounting change, (b) amortization of capitalized interest less interest capitalized in the current year, and (c) fixed charges. Fixed charges include interest both expensed and capitalized during the year and a portion of rent expense representative of interest.
(4) This amount excludes the unamortized portion of our other pension and employee benefits transition obligation, which was approximately $373 million at December 31, 1998.

                               THE EXCHANGE OFFER

Terms of the exchange offer; period for tendering original bonds

  Subject to the terms and conditions described in this prospectus and in the accompanying letter of transmittal, we will accept for exchange original bonds that are properly tendered on or before the expiration date and not withdrawn as permitted below. As used in this prospectus, expiration date means 5:00
p.m., New York City time, on          , 1999, or such later date and time to
which we, in our sole discretion, extend the exchange offer.

  The form and terms of the bonds being issued in the exchange offer are the same as the form and terms of the original bonds except that:

  . the bonds being issued in the exchange offer will not be subject to increased interest related to completing an exchange offer;

  . the bonds being issued in the exchange offer will have been registered under the Securities Act so that their transfer will not be restricted pursuant to the Securities Act;

  . the bonds being issued in the exchange offer will not contain the registration rights contained in the original bonds; and

  . following the exchange offer, there may be up to $300.0 million aggregate principal amount of Series D bonds outstanding.

  Holders of Series A bonds may elect to exchange their bonds for Series B bonds instead of Series D bonds. The aggregate principal amount of Series B bonds issued will not exceed $225.0 million. We cannot predict whether any of the holders of Series A bonds will make such election and, therefore, the aggregate principal amount of such series may be substantially less than $225.0 million following the exchange offer.

  This prospectus and the letter of transmittal are first being sent on or
about           , 1999, to all holders of original bonds known to us. Our
obligation to accept original bonds for exchange pursuant to the exchange offer is subject to certain conditions as set forth below under "--Conditions to the exchange offer."

  Bonds tendered in the exchange offer must be in denominations of principal amount of $1,000 and any whole number multiple of $1,000.

  We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open. This would delay acceptance for exchange of any original bonds. We may do so by giving oral or written notice of such extension to the holders of original bonds as described below. During any such extension, all original bonds previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. We will return, at no expense to the holder, any original bonds not accepted for exchange as promptly as practicable after the expiration or termination of the exchange offer.

  If any of the events specified in "--Conditions to the exchange offer" should occur, we may amend or terminate the exchange offer, and not accept for exchange any original bonds not previously accepted for exchange. We will give oral or written notice of any extension, amendment, nonacceptance or termination to holders of original bonds as promptly as practicable. In the case of an extension, we will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

  Following completion of the exchange offer, we may begin one or more additional exchange offers to those holders of original bonds who did not exchange their original bonds for exchange bonds on terms which may differ from those contained in the registration rights agreement. We may use this prospectus, as amended or supplemented from time to time, in connection with additional exchange offers. Such additional exchange offers will take place from time to time until all outstanding original bonds have been exchanged for exchange bonds.

Procedures for tendering original bonds

  The tendering of original bonds by the holder, and our mutual acceptance of the original bonds, will constitute a binding agreement between us and the holder on the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender in the exchange offer, a holder must transmit to The Chase Manhattan Bank, the exchange agent, at the address set forth under "--Exchange agent" on or before the expiration date either:

  . a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, or

  . if the original bonds are tendered pursuant to the book-entry procedures set forth below, an agent's message instead of a letter of transmittal.

  In addition, on or prior to the expiration date, either:

  . the exchange agent must receive the certificates for the original bonds along with the letter of transmittal; or

  . the exchange agent must receive a timely confirmation of a book-entry transfer of such original bonds into the exchange agent's account at The Depository Trust Company (DTC) according to the procedure for book-entry transfer described below, along with a letter of transmittal or an agent's message instead of a letter of transmittal; or

  . the holder must comply with the guaranteed delivery procedures described below.

The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering holder that such holder has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the holder.

  The method of delivery of original bonds, letters of transmittal or agent's messages and all other required documents is at the election and risk of the holders. If delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to guarantee timely delivery. Do not send letters of transmittal, agent's messages or bonds to us.

Signature requirements

  Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the bonds surrendered for exchange are tendered:

  . by a registered holder of original bonds who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery
    Instructions" on the letter of transmittal, or

  . for the account of an eligible institution.

An "eligible institution" is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

  If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If original bonds are registered in the name of a person other than a signer of the letter of transmittal, the original bonds surrendered for exchange must be endorsed, or be accompanied, by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder's signature guaranteed by an eligible institution.

  If a person or persons other than the registered holder or holders of original bonds signs the letter of transmittal, such original bonds must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the original bonds.

  If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any original bonds or powers of attorney, those persons should indicate their capacity when signing, and must submit proper evidence satisfactory to us of their authority to sign unless we waive this requirement.

Our interpretations are binding on you

  We will determine all questions as to the validity, form, eligibility, including time of receipt, and acceptance of original bonds tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

  . reject any and all tenders of any original bond not properly tendered,

  . refuse acceptance of any original bond if, in our judgment or the judgment of our counsel, acceptance of the original bond might be unlawful, and

  . Waive any defects or irregularities or conditions of the exchange offer as to any original bond either before or after the expiration date. This includes the right to waive the ineligibility of any holder who seeks to tender original bonds in the exchange offer.

  Our interpretation of the terms and conditions of the exchange offer as to any particular original bonds either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects or irregularities in connection with tenders of original bonds for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent, nor any other person shall have the duty to notify anyone of any defect or irregularity regarding any tender of original bonds for exchange, nor shall any of us incur any liability for failing to notify any person.

Representation you make by tendering

  By tendering your original bonds, you represent to us that, among other things,

  . the person receiving the exchange bonds in the exchange offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and

  . neither you nor such other person receiving the exchange bonds has any arrangement or understanding with any person to participate in the distribution of the exchange bonds issued in the exchange offer, and

  . if you are not a broker-dealer, that you are not engaged in, or intend to be engaged in, a distribution of exchange bonds.

  If you or any person receiving the exchange bonds is an "affiliate," as defined under Rule 405 of the Securities Act of 1933, of National Steel, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the exchange bonds to be acquired pursuant to the exchange offer, you or any such other person receiving the bonds may not rely on the applicable interpretations of the staff of the SEC. In this event you or any such other person must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

  Each broker-dealer that receives exchange bonds for its own account in exchange for original bonds, where such original bonds were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange bonds. See

"Plan of Distribution." The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" under the Securities Act.

Acceptance of original bonds for exchange; delivery of exchange bonds

  Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all original bonds properly tendered and will issue the exchange bonds promptly after acceptance of the original bonds. For purposes of the exchange offer, we will be deemed to have accepted properly tendered original bonds for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter.

  For each original bond accepted for exchange, the original bond holder will receive an exchange bond having a principal amount of maturity equal to that of the surrendered bond. Interest on the exchange bonds will accrue from March 8, 1999, the original issue date of the original bonds. If the exchange offer is not consummated by September 6, 1999, the interest rate on the original bonds, from and including such date until but excluding the date of completion of the exchange offer, will increase by 0.25% every 90 days until a maximum total 1.00% is reached. We will pay such interest, if any, on original bonds in exchange for which exchange bonds were issued to the persons who, at the close of business on February 15 or August 15 immediately preceding the interest payment date, are registered holders of such original bonds if such record date occurs prior to such exchange, or are registered holders of the exchange bonds if such record date occurs on or after the date of such exchange, even if bonds are cancelled after the record date and on or before the interest payment date.

  In all cases, we will issue exchange bonds in the exchange offer for original bonds that are accepted for exchange only after the exchange agent timely receives either:

  . certificates for such original bonds or a timely book-entry confirmation of such original bonds into the exchange agent's account at DTC, and

  . a properly completed and duly executed letter of transmittal or, in the case of a book-entry confirmation, an agent's message, and all other required documents.

  If tendered original bonds are not accepted for any reason set forth in the terms and conditions of the exchange offer or if a holder submits original bonds for a greater principal amount than the holder desired to exchange, we will return such unaccepted or non-exchanged original bonds without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer. In the case of original bonds tendered by book-entry transfer into the exchange agent's account at DTC, such unaccepted or non-exchanged original bonds will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

Book-entry transfer

  The exchange agent will request to establish an account for the original bonds at DTC for the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems may make book-entry delivery of original bonds by causing DTC to transfer such original bonds into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of original bonds may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof, with any required signature guarantees, or an agent's message in lieu of such letter of transmittal, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one of the addresses set forth below under "--Exchange agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

Guaranteed delivery procedures

  If a registered holder of the original bonds desires to tender such original bonds and the original bonds are not immediately available, or time will not permit such holder's original bonds or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

  . the tender is made through an eligible institution;

  . before the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed letter of transmittal, or a facsimile thereof, and notice of guaranteed delivery, substantially in the form provided by us, by telegram, telex, facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of original bonds and the amount of original bonds tendered. Such communication must state that the tender is being made thereby and guarantee that within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered original bonds, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  . the exchange agent receives the certificates for all physically tendered original bonds, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal rights

  You may withdraw tenders of original bonds at any time before the expiration date.

  For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at one of the addresses set forth below under "--Exchange agent." Any such notice of withdrawal must:

  . specify the name of the person having tendered the original bonds to be withdrawn,

  . identify the original bonds to be withdrawn, including the principal amount of such original bonds, and

  . if you have transmitted certificates for original bonds, specify the name in which such original bonds are registered, if different from that of the withdrawing holder.

  If certificates for original bonds have been delivered or otherwise identified to the exchange agent, then, before the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

  If original bonds have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original bonds and otherwise comply with the procedures of such facility.

  We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices. Our determination will be final and binding on all parties.

  Any original bonds so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any original bonds which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to such holder. In the case of original bonds tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described above, such original bonds will be credited to an account maintained with DTC for the original bonds. Any return or credit will occur as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original bonds may be retendered by following one of the procedures described under "-- Procedures for tendering original bonds" above at any time on or before the expiration date.

Conditions to the exchange offer

  We are not required to accept for exchange, or to issue exchange bonds in exchange for, any original bonds. We may terminate or amend the exchange offer if, at any time before the acceptance of such original bonds for exchange or the exchange of the exchange bonds for such original bonds, we determine in our sole and absolute discretion, that the exchange offer violates applicable law or any applicable interpretation of the staff of the SEC.

Exchange agent

  The Chase Manhattan Bank has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

  Delivery to: The Chase Manhattan Bank, Exchange Agent

      By Hand/Overnight Delivery:             Registered or Certified Mail:
      55 Water Street--Room                   55 Water Street--Room 234
      234                                     North Building
      North Building                          New York, New York 10041
      New York, New York
      10041

                       By Facsimile: (212) 638-7380/7381
                      Confirm by Telephone: (212) 638-0828

  Delivery of the letter of transmittal to an address other than as set forth above or transmission of instructions via facsimile other than as set forth above is not valid delivery of such letter of transmittal.

Fees and expenses

  We will not pay any brokers, dealers, or others soliciting acceptances of the exchange offer.

  We will pay the estimated cash expenses to be incurred in connection with the exchange offer, which are estimated to total $7,000.

Transfer taxes

  Holders who tender their original bonds for exchange will not be obligated to pay any transfer taxes in connection with the exchange. However, holders who instruct us to register exchange bonds in the name of, or request that original bonds not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the paying of any applicable transfer tax.

Holders, other than affiliates, may offer or sell the exchange bonds

  Based on interpretations by the SEC staff, as set forth in no-action letters issued to third parties, we believe that exchange bonds issued in the exchange offer for original bonds may be offered for resale, resold or otherwise transferred by the holders of such exchange bonds, other than any such holder that is an "affiliate" of National Steel within the meaning of Rule 405 under the Securities Act. Such exchange bonds may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery requirements of the Securities Act if:

  . such exchange bonds issued in the exchange offer are acquired in the ordinary course of such holder's business, and

  . such holders have no arrangement or understanding with any person to participate in the distribution of such exchange bonds issued in the exchange offer.

  Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of exchange bonds and has no arrangement or understanding to participate in a distribution of exchange bonds.

  However, we do not intend to request the SEC to consider, and the SEC has not considered, the exchange offer in the context of a no-action letter. We cannot guarantee that the SEC staff would make a similar determination with respect to the exchange offer as in other circumstances.

  If any holder is an "affiliate" of ours, as defined in Rule 405 under the Securities Act of 1933, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the exchange bonds to be acquired pursuant to the exchange offer such holder:

  . could not rely on the applicable interpretations of the SEC staff, and

  . must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

  Each broker-dealer that receives exchange bonds for its own account in exchange for original bonds, where such original bonds were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange bonds.

  In addition, to comply with state securities laws, the exchange bonds may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. The offer and sale of the exchange bonds to "qualified institutional buyers," as that term is defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of the exchange bonds in any state where an exemption from registration or qualification is required and not available.

                       DESCRIPTION OF OTHER INDEBTEDNESS

Receivables Facility

  The Receivables Purchase Agreement is an agreement dated as of May 16, 1994 among National Steel Funding Corporation ("Funding"), a bankruptcy-remote, special purchase subsidiary of National Steel, the lenders party thereto and J.P. Morgan Delaware, as Structuring and Collateral Agent. Under the receivables purchase agreement we may cause letters of credit to be issued and receive revolving loans until September 30, 2002, subject to extension, unless earlier terminated. Letters of credit in a total face amount, together with unreimbursed drawings, may be issued for up to $150.0 million. Revolving loans in a total principal amount, together with the total amount of letter of credit obligations at such time, may be made for up to $200.0 million. The maximum amount which may be issued for either letters of credit or revolving loans may be a lesser amount equal to the then current base amount. The base amount is an amount equal to net eligible receivables, less a reserve of not less than the greater of either 17% or a dynamic reserve percentage calculated based on historic losses and dilution.

  Funding borrows on the revolving loans or causes letters of credit to be issued to purchase accounts receivable from National Steel pursuant to a purchase and sale agreement entered into by Funding and us at the same time as the receivables purchase agreement. Additional amounts needed to finance Funding's purchases of accounts receivables from us are obtained through loans made to Funding by us, equity contributions by us and retained earnings of Funding. Under the purchase and sale agreement, we have limited obligations to indemnify Funding if the accounts receivable did not satisfy some of the eligibility criteria when sold and in other limited cases not relating to the collectability of receivables sold. The sales of receivables to Funding are intended to be true sales, and Funding, and not us or our other subsidiaries, owns the receivables.

  Funding has granted to the receivables lenders a security interest in the accounts receivable purchased by Funding and all of Funding's related rights and its various bank accounts.

  The receivables purchase agreement contains customary covenants by Funding, including covenants that, among other things:

    (1) limit Funding's ability to engage in any activities except as necessary to perform its obligations under the receivables purchase agreement and related documents,

    (2) limit Funding's ability to incur or suffer to exist indebtedness, contingent obligations and liens,

    (3) limit Funding's ability to enter into leases, make or own
  Investments, or make capital expenditures, and

    (4) limit Funding's ability to amend or waive any provision of other agreements and conduct business with affiliates.

  Termination events include customary events of default, impairment of the receivables lenders' rights to pledged collateral, change of control of Funding, and failure of Funding to maintain stockholder's equity of at least $40.0 million. Upon the occurrence of a termination event the receivables lenders may terminate the commitments, accelerate the revolving loans or require cash collateralization of letters of credit. A termination event will also occur if we are in default with respect to debt obligations in excess of $5.0 million.

Inventory Facilities

  We are also party to two revolving credit facilities, all of the lenders under which are Japanese banks. These inventory facilities together total $150.0 million and are available for revolving loans and letters of credit. The $100.0 million facility expires on May 31, 2000 and the $50.0 million facility expires on July 18, 1999 provided that it will be automatically renewed through May 31, 2000 unless we are given prior notice by the lender. The inventory facilities are secured by a lien on our steel and raw materials inventory.

  Interest rates and letter of credit fees with respect to the $100.0 million facility increase if NKK ceases to hold greater than 50% of the combined voting power of all of our stock. The inventory facilities require that we maintain a specified minimum stockholder's equity and a ratio of cash flow from operations to net financing costs of not less than 1.5 to 1. Events of default include, among other things, a default with respect to our other indebtedness in excess of $10.0 million.

Old Bonds

  We have outstanding $75.0 million in total principal amount of our 8.375% First Mortgage Bonds Series due 2006. These old bonds bear interest at 8.375% per year. These bonds were issued under the indenture. They are secured by substantially all of the property which secures the original and exchange bonds.

  We may redeem these bonds at a redemption price of 101.005% of the total principal amount outstanding. This redemption price will decrease to 100% of the total principal amount in 2001.

USWA Lien

  Pursuant to the 1993 settlement agreement, we have agreed to grant a second mortgage on the Great Lakes facility to secure payment of certain retiree health benefits to salaried and hourly employees and retirees. This security interest is subordinate to the security interest granted to the holders of the bonds.

Other Indebtedness and Operating Leases

  Our vacuum degassing facility and pickle line at Great Lakes and a continuous caster facility at Granite City are each subject to mortgages, securing total indebtedness incurred to construct these facilities. The debt related to these facilities currently totals $187.3 million.

  These mortgages contain customary default provisions and also provide that the failure of NKK to own at least a majority of the combined voting power of all classes of our stock also constitutes an event of default.

  The No. 2 caster and related ladle metallurgy station and electrolytic galvanizing line at Great Lakes as well as a portion of the coke oven battery at Granite City are owned by third parties and leased to us pursuant to leveraged operating leases. The present value of all such lease obligations as of December 31, 1998 was approximately $190 million. A 1,000 foot Great Lakes ore boat, the M/V George A. Stinson, is indirectly leased to us through an unrelated corporation through a single investor lease. Most of the other mobile equipment we use is leased pursuant to operating leases.

                            DESCRIPTION OF THE BONDS

  We will issue the exchange bonds, under the provisions of the Indenture of Mortgage and Deed of Trust dated May 1, 1952 from National Steel and Great Lakes Steel Corporation, a former wholly owned subsidiary which in 1966 was merged into National Steel, to City Bank Farmers Trust Company and Ralph E. Morton, as trustees, as supplemented by all supplemental instruments, including the Eleventh Supplemental Indenture dated as of March 31, 1999, between National Steel and The Chase Manhattan Bank and Frank J. Grippo as trustees. The terms of the bonds include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. For purposes of this section, references to "National Steel" or "we," "us" or "our" means only National Steel Corporation and not our subsidiaries.

  The following description is a summary of the material provisions of the indenture. It does not restate it in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of these bonds. Some of the terms used in this description are defined under the heading "Certain Definitions."

Principal, maturity and interest

  The original bonds are, and the exchange bonds will be:

  (1) our senior obligations;

  (2) secured by a first mortgage lien on most of our facilities, our ore properties and related mining facilities and stock of some of our Subsidiaries; and

  (3) equal in right of payment to all of our other Senior Debt.

  As of the date of the eleventh supplemental indenture, all of our Subsidiaries are Restricted Subsidiaries. However, under the circumstances described below under the subheading "Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate other of our Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture.

  The bonds mature on March 1, 2009. The trustee authenticated and delivered two separates series of original bonds for original issue in a total principal amount of $225.0 million on March 8, 1999 and $75.0 million on March 31, 1999. The exchange bonds will be treated as a continuation of the original bonds but will constitute a single series of up to $300.0 million principal amount. We cannot predict what amount, if any of either series of original bonds will be exchanged for exchange bonds.

  The bonds bear interest at a rate of 9 7/8% per year. Interest is payable semiannually on March 1 and September 1 of each year, beginning on September 1, 1999. Interest is payable to the registered holders of the bonds at the close of business on the February 15 or August 15, immediately preceding the interest payment date.

  We will make all payments of principal, premium, if any, and interest on the bonds in immediately available funds. The bonds will be exchangeable and transferable at our office or agency, one of which will be maintained for such purpose in New York City, which initially will be the corporate trust office of the trustee.

Transfer and exchange

  The bonds will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of bonds, except for any tax or other governmental charge that may be imposed in connection with a transfer.

Ranking

  The bonds are senior secured obligations. They rank equally in right of payment with our other senior obligations. As of December 31, 1998, after giving effect to the issuance of the bonds, the total principal amount of our outstanding indebtedness would be approximately $623 million, all of which constitutes senior obligations. While unsecured indebtedness ranks equally with the bonds in right of payment, the holders of the bonds and all other bonds issued under the indenture may, to the exclusion of unsecured creditors, seek repayment for the sale of the Mortgaged Property in the event of a Default.

  The bonds are effectively subordinated to all creditors to the extent of the assets of such subsidiaries, including the PBGC, trade creditors and unsecured creditors, and preferred stockholders, if any, of our Subsidiaries. These creditors will be entitled to receive payment in full of their obligations before holders of the bonds may be paid from cash generated by our Subsidiaries, in the event of a distribution of assets to our creditors due to dissolution, liquidation, bankruptcy or other similar events. As of December 31, 1998, the total outstanding indebtedness of our Subsidiaries totaled approximately $30.6 million. Although our Subsidiaries are restricted from Incurring indebtedness by the bonds, the amount of indebtedness which is permitted could be substantial. Our Subsidiaries are not restricted from Incurring trade credit or other obligations. Under some circumstances, our Subsidiaries may become jointly and severally liable for our pension liabilities. The amount of these pension liabilities could be substantial and they may be secured.

Mortgaged Property

  The bonds are secured by the lien of the indenture equally with all other bonds issued under the indenture. This lien is a first lien on: (1) our plants at Granite City, Great Lakes and Midwest, with some exceptions, (2) some of our ore properties and related mining facilities and (3) all of the outstanding Capital Stock of the Hanna Furnace Corporation, NS Land Company and National Mines Corporation.

  The Mortgaged Property does not include, among other things:

    (1) inventory and accounts receivable and related books and records, most of which will be pledged to secure the obligations under the inventory facilities and receivables facility,

    (2) our interest in Double G, DNN and other joint ventures and Subsidiaries,

    (3) a continuous caster and related ladle metallurgy facility servicing Great Lakes,

    (4) an electrolytic galvanizing line servicing Great Lakes,

    (5) a portion of the coke battery servicing Granite City,

    (6) a vacuum degassing facility and pickle line which service Great
  Lakes, and

    (7) a continuous caster servicing Granite City.

  We use other assets to service our facilities, including the coke battery which services Great Lakes, that we do not own and, therefore, these assets are not subject to the lien of the indenture.

We may issue more bonds

  We may issue more bonds of other series from time to time under the indenture. The total principal amount of these bonds is limited to:

  (1) 66 2/3% of the net bondable value of our property additions,

  (2) 66 2/3% of our cost or fair value, whichever is less, of bondable obligations,

  (3) 66 2/3% of our cost or fair value, whichever is less, of bondable stock,

  (4) the total principal amount of refundable Bonds, and

  (5) the amount of cash deposited with the trustee.

  We may not issue additional bonds on the basis of bondable obligations, bondable stock or refundable bonds originally issued on the basis of bondable obligations or bondable stock, if, as a result, more than 25% of all the bonds then outstanding under the indenture would be bonds issued on such bases.

  The original bonds were issued under the provisions of the indenture relating to the issuance of bonds for property additions and refundable Bonds. As of February 28, 1999, approximately $21 million in principal amount of bonds was issuable under the various provisions of the indenture, after deducting the $300.0 million principal amount of original bonds.

  We have agreed under our settlement with the USWA that, as long as the 1993 Settlement Agreement is in existence, we will not issue additional bonds in excess of 90% of the amount of bonds that could otherwise be issued under the indenture.

Optional Redemption

  On or after March 1, 2004, we may redeem all or part of the bonds upon not less than 30 nor more than 60 days' prior notice. The redemption prices, expressed as percentages of principal amount, are set forth below, plus accrued interest, to the applicable redemption date, if redeemed during the 12-month period beginning on March 1 of the years set forth below:

      Year                                                      Redemption Price
      ----                                                      ----------------
      2004.....................................................     104.938%
      2005.....................................................     103.292%
      2006.....................................................     101.646%
      2007 and thereafter......................................     100.000%

  At any time before March 1, 2002, we may redeem up to a maximum of 35% of the total principal amount of the bonds with the proceeds of one or more public equity offerings. If we redeem bonds in this manner, we will pay a redemption price equal to 109.875% of the principal amount of the bonds, plus accrued interest; provided that:

  (1)at least 65% of the original total principal amount of the bonds remains outstanding,

  (2)the redemption is made within 90 days of the public equity offering, and

  (3)notice of the redemption is mailed not less than 30 nor more than 60 days before the redemption.

Sinking Fund

  There are no sinking fund payments for the bonds.

Repurchase at the Option of Holders Upon a Change of Control

  We are required to commence, within 30 days of the occurrence of a Change of Control, an offer to repurchase the bonds at a purchase price equal to 101% of the principal amount, plus accrued interest. We must send a notice of the Change of Control offer to repurchase at least once to the Dow Jones News Service or similar business news service in the United States. We must also mail to the trustee and to each holder of bonds, at such holder's address appearing in the bond register, a notice describing the transaction which constitutes the Change of Control, and our offer to repurchase the bonds.

  The definition of Change of Control includes a phrase relating to the sale, assignment, lease, conveyance, disposition or transfer of "all or substantially all" of our assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of bonds to require us to repurchase such bonds as a result of a sale, assignment, lease, conveyance, disposition or transfer of less than all of our the assets may be uncertain.

  Our receivables facility and inventory facilities prohibit some events that constitute a Change of Control under the indenture. If such events occur, there would also occur a liquidation event or an event of default under these agreements. Any future Debt may contain prohibitions of these events or require such Debt to be repurchased upon a Change of Control. Also, if the holders of bonds require us to repurchase bonds we could be in Default under existing or future Debt, even if the Change of Control itself does not cause a Default, due to the financial effect of such repurchase.

  In addition, we may not have sufficient funds available to make any required repurchases. Our failure to repurchase the bonds in connection with a Change of Control would result in a Default under the indenture which could, in turn, constitute a Default under our existing or future Debt. Our obligation to make an offer to repurchase the bonds as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in principal amount of the bonds.

Certain Covenants

  Covenant Suspension. For so long as we reach and maintain Investment Grade Status, we and our Restricted Subsidiaries are released from our obligations to comply with all of the covenants described below, except for the covenants described under:

  (1) "Limation on Liens"

  (2) "Limitation on Sale and Leaseback Transactions,"

  (3) "Limitation on Pledged Subsidiaries to Incur Indebtedness or Issue Capital Stock,"

  (4) "Limitation on Sale of Capital Stock and Indebtedness of Pledged Subsidiaries,"

  (5) "Limitation on Sale of Mortgaged Property,"

  (6) "Designation of Restricted and Unrestricted Subsidiaries" (other than clause (x) of the third paragraph (and such clause (x) as referred to in the second paragraph) thereunder),

  (7) "Merger, Consolidation and Sale of Property" (other than clauses (5) and (6) of the first and second paragraphs thereunder), and

  (8) "Repurchase at the Option of Holders Upon a Change of Control."

  If we later cease to have an Investment Grade Rating from either or both of the Rating Agencies, the following restrictive covenants will once again apply to us and our Restricted Subsidiaries.

  Limitation on Debt and Restricted Subsidiary Preferred Stock. We may not, and may not permit any Restricted Subsidiary to, directly or indirectly, Incur any Debt, which includes preferred stock of Restricted Subsidiaries; provided, however, that:

    (1) we and our Restricted Subsidiaries may Incur Debt if (a) after giving effect to the application of the proceeds of such Debt, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and (b) after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, the Consolidated Interest Coverage Ratio would be greater than 2.50 to 1.00, and

    (2) we and our Restricted Subsidiaries may also Incur Permitted Debt.

  Permitted Debt includes the following:

    (1) the bonds;

    (2) our Debt or that of any Restricted Subsidiary under the Credit Facilities, provided that the total principal amount of all such Debt at any one time outstanding may not exceed the greater of:

      (a) $350.0 million less the total amount of all required payments of principal applied to reduce the maximum amount available to be borrowed as a result of an Asset Sale and as described below in "--Limitation on Sale of Assets other than Mortgaged Property," and

      (b) the sum of (x) 60% of the book value of our inventory and that of the Restricted Subsidiaries and (y) 85% of the book value of our accounts receivable and those of the Restricted Subsidiaries, in each case as of the most recently ended quarter prior to such Incurrence for which financial statements have been provided to the holders of bonds;

    (3) Capital Expenditure Debt of National Steel or any Restricted Subsidiary, provided that (a) the total principal amount of such Debt does not exceed the Fair Market Value on the date of the Incurrence of the Property acquired, constructed or leased and (b) the total principal amount of all such Capital Expenditure Debt Incurred and then outstanding, together with all permitted refinancing Debt Incurred and then outstanding in respect of such Capital Expenditure Debt previously Incurred, does not exceed $175.0 million;

    (4) Debt of National Steel owing to and held by any Wholly Owned Subsidiary and Debt, including preferred stock, of a Restricted Subsidiary owing to and held by National Steel or any Wholly Owned Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of any such Debt, except to National Steel or a Wholly Owned Subsidiary, will be deemed to be the Incurrence of such Debt by National Steel or such Restricted Subsidiary;

    (5) Debt of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by us or otherwise became a Restricted Subsidiary, other than Debt Incurred in our acquisition of the Subsidiary; provided that at the time such Restricted Subsidiary was acquired or otherwise became a Restricted Subsidiary and after giving pro forma effect to the Incurrence of such Debt, we would have been able to Incur $1.00 of additional Debt pursuant to clause (1) of the immediately preceding paragraph;

    (6) Debt under Interest Rate Agreements entered into by us or a Restricted Subsidiary for the purpose of limiting interest rate risk in the ordinary course of our financial management and not for speculative purposes; provided that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

    (7) Debt under Currency Exchange Protection Agreements entered into by us or a Restricted Subsidiary for the purpose of limiting currency exchange rate risk in the ordinary course of our financial management and not for speculative purposes;

    (8) Debt under Commodity Price Protection Agreements entered into by us or a Restricted Subsidiary in the ordinary course of our financial management, including cost control, and not for speculative purposes;

    (9) Debt in connection with one or more standby letters of credit or performance bonds issued by National Steel or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

    (10) Debt outstanding on the Series A Issue Date not otherwise described in clauses (1) through (9) above;

    (11) Debt of National Steel or any Restricted Subsidiary, other than Debt permitted by the immediately preceding paragraph or the other clauses of this paragraph, in a total principal amount outstanding at any one time not to exceed $75.0 million; and

    (12) Permitted Refinancing Debt Incurred in respect of Debt Incurred:

      (a) pursuant to the Consolidated Interest Coverage Ratio test described in clause (1) of the immediately preceding paragraph,

      (b) the bonds,

      (c) Capital Expenditure Debt, subject to the limitations described in clause 3 of this paragraph,

      (d) the acquisition of a Restricted Subsidiary, subject to the requirement that $1.00 of additional Debt may be Incurred without causing an Event of Default, and

      (e) other Debt outstanding on the Series A Issue Date.

  Limitation on Pledged Subsidiaries to Incur Indebtedness or Issue Capital Stock. As long as bonds are outstanding, we may not permit any Wholly Owned Subsidiary whose stock is pledged under the indenture to:

    (1) Incur any indebtedness, except owed to us, and its extension, renewal or refunding and except current liabilities other than for borrowed money, and

    (2) issue any Capital Stock except to us.

  However, a Wholly Owned Subsidiary may acquire Property subject to an existing lien or create a lien on it at the time of its acquisition up to 66 2/3% of the cost of such Property, subject to some limitations. We may not assign any indebtedness of a pledged Wholly Owned Subsidiary, except to the trustee or, after assignment to the trustee, unless all indebtedness and Capital Stock of the Wholly Owned Subsidiary has been or at the same time is sold or disposed of.

  Limitation on Restricted Payments. We may not make, and may not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted
Payment:

    (1) a Default or Event of Default has occurred and is continuing,

    (2) we could not Incur at least $1.00 of additional Debt pursuant to the covenant described under "Limitation on Debt and Restricted Subsidiary Preferred Stock" or

    (3) the total amount of such Restricted Payment and all other Restricted Payments declared or made since the Series A Issue Date, measured by cash amount paid or Fair Market Value if a non-cash payment, would exceed an amount equal to the sum of:

      (a) 50% of the total amount of Consolidated Net Income accrued during the period, treated as one accounting period, from and after the first day of the fiscal quarter following the end of the most recent fiscal quarter ended immediately prior to the Series A Issue Date to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment, or if the total amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit;

      (b) Capital Stock Sale Proceeds;

      (c) the amount by which our Debt, other than Subordinated Obligations issued or sold prior to the Series A Issue Date, is reduced on our balance sheet upon the conversion or exchange, other than by a Subsidiary, subsequent to the Series A Issue Date of any of our Debt convertible or exchangeable for our Capital Stock, other than Disqualified Stock, less the amount of any cash or other Property distributed by us or any Restricted Subsidiary upon such conversion or exchange; and

      (d) to the extent not otherwise included in our Consolidated Net Income, an amount equal to (x) the net reduction in Investments in any person, other than reductions in Permitted Investments, resulting from the payment in cash of interest on Debt, dividends, repayments of loans or advances, or other transfers of assets, in each case to us or any Restricted Subsidiary after the Series A Issue Date from such person and (y) the portion, proportionate to our equity interest in such Subsidiary, of the Fair Market Value of the net assets of any Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that in the case of (x) or (y) the sum shall not exceed the amount of Investments previously made, and treated as a Restricted Payment, by us or any Restricted Subsidiary in such person or Unrestricted Subsidiary.

  Notwithstanding the preceding limitation, we may:

    (a) pay dividends on our Capital Stock within 60 days of their declaration if, on such date, such dividends could have been paid in compliance with the indenture; provided, however, that at the time of payment of such dividend, no other Default or Event of Default has occurred and is continuing or would result; provided further, however, that such dividend will be included in the calculation of the amount of Restricted Payments;

    (b) purchase, repurchase, redeem, legally defease, acquire or retire for value our Capital Stock or Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, our Capital Stock, other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or trust established by National Steel or any of our Subsidiaries for the benefit of our employees; provided, however, that (1) such payment will be excluded in the calculation of the amount of Restricted Payments and (2) the net cash proceeds from such exchange or sale will be excluded from the calculation of the amount of Capital Stock Sale Proceeds;

    (c) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that such payment will be excluded in the calculation of the amount of Restricted Payments;

    (d) expend up to $5.0 million in any fiscal year to repurchase our common stock (1) to distribute to current or former employees, officers and directors of National Steel and our Subsidiaries, including upon the exercise of stock options, (2) from such current or former employees, officers or directors or (3) otherwise in order to distribute as employee compensation; provided, however, that at the time of, and after giving pro forma effect to, any such expenditure no other Default or Event of Default has occurred and is continuing; provided further, however, that such repurchase will be excluded in the calculation of the amount of Restricted Payments;

    (e) repurchase up to 700,000 shares of our common stock pursuant to the stock repurchase approved by our board of directors on August 26, 1998; provided, however, that at the time of, and after giving effect to, any such expenditure no other Default or Event of Default has occurred and is continuing; provided further, however, that such repurchase will be included in the calculation of the amount of Restricted Payments; and

    (f) expend up to $50.0 million for Restricted Payments in addition to amounts permitted by clauses (a) through (e) above; provided, however, that at the time of, and after giving effect to, any such expenditure, no other Default or Event of Default has occurred and is continuing; provided further, however, that such expenditures will be included in the calculation of the amount of Restricted Payments.

  Limitation on Liens. If we create any mortgage on, or pledge of, the then Mortgaged Property or any part of it, it must be subordinate to the prior lien of the indenture for the security of all bonds issued under the indenture whether currently outstanding or issued in the future. The lien of the indenture may be subordinate to permitted liens, including:

    (1) undetermined or inchoate liens incidental to construction of current operations,

    (2) tax liens for the then current year,

    (3) the liens of taxes, assessments or governmental charges not at the time delinquent or which are being contested in good faith and

    (4) liens based on workmen's compensation which are not due and payable or which are being contested in good faith.

  Limitation on Sale of Capital Stock and Indebtedness of Pledged Subsidiaries. We will not sell or otherwise dispose of any indebtedness or Capital Stock of any Wholly Owned Subsidiary whose Capital Stock is pledged under the indenture, unless all indebtedness and Capital Stock of such Wholly Owned Subsidiary has been or is at the same time sold or disposed of.

  Limitation on Sale of Mortgaged Property. We will not sell or otherwise dispose of less than substantially all, of the Mortgaged Property except, subject to exceptions, upon its release as provided in the indenture. We will not consolidate or merge with or into, or transfer or convey all or substantially all the Mortgaged Property as an entirety to, any other corporation or permit any other corporation to merge into us, except as provided in the indenture.

  We may, subject to the limitations described above under "Limitation of Sale of Capital Stock and Indebtedness of Pledged Subsidiaries," from time to time sell, exchange or otherwise dispose of Mortgaged Property, other than shares of stock, and such Mortgaged Property shall be released from the lien of the indenture upon receipt by the trustee of:

      (1) A certified resolution requesting such release.

      (2) An engineer's certificate stating in substance:

        (a) A description in reasonable detail of the Property to be released;

        (b) A description in reasonable detail of the consideration for the Property to be released, which may consist of cash and/or purchase money obligations given in payment of the purchase price of the Property to be released;

        (c) The then fair value of the Property to be released, which may not more than the amount of the consideration received or to be received from the sale, exchange or other disposition of the Property to be released; and

        (d) That such release will not impair the security under the indenture in contravention of the provisions of the indenture and is desirable in the proper conduct of our business, or is otherwise in our best interests.

  If the fair value of such Property to be released, and of all other Property or securities released from the lien of the indenture since the beginning of the then current calendar year, is ten percent (10%) or more of the total principal amount of all the outstanding bonds under the indenture, the certificate must be made by an independent engineer. However, the certificate need not be made by an independent engineer if the fair value of the Property to be released is less than $25,000 or less than one percent (1%) of the total principal amount of all the outstanding bonds.

    (c) If the consideration for the Property to be released includes purchase money obligations, an officers' certificate stating that such obligations were given in payment of part of the purchase price of the Property to be released and are secured by a purchase money mortgage on the Property to be released maturing not more than ten years after the date of deposit with the trustee. Such purchase money obligations may not exceed in principal amount (1) 66 2/3% of the fair value of the Property covered by such purchase money mortgage and (2) together with the total principal amount of all such obligations received for Property released and held by the trustee, ten percent of the total principal amount of all bonds then outstanding.

    (d) We must deposit with the trustee any cash or purchase money obligations stated in the engineer's certificate to be consideration for the Property to be released. We may elect to reduce the cash required to be deposited by an amount equivalent to the amount of cash which could at the time be withdrawn pursuant to the indenture on the same conditions as additional bonds are issued, described above under "Issuance of Additional Bonds;" provided that the amount of cash required to be deposited may not be reduced by the amount of cash that could at the time be withdrawn on the basis of bondable obligations or bondable stock, and that the amount of cash to be deposited may not be reduced by the amount of cash which could at the time be withdrawn on the basis of bondable stock.

    (e) In addition, subject to the limitations stated above under "Limitation on Sale of Capital Stock and Indebtedness of Pledged Subsidiaries," we may sell, exchange or otherwise dispose of any Mortgaged Property, other than shares of stock or other securities or indebtedness of any corporation pledged under the indenture or any of our rights and interests with respect to the contract between the Corporation and

  Iron Ore Company of Canada as described in the indenture. The trustee must release this Mortgaged Property from the lien of the indenture, without compliance with any of the provisions described in clauses (a) through (d) above and without the deposit of cash with the trustee, upon receipt by the trustee of:

    (1). A request evidenced by an officer's certificate; and

    (2). An engineer's certificate, stating in substance:

        (a) A description in reasonable detail of the Property to be released;

        (b) A description in reasonable detail of the consideration, if any, for the Property to be released;

        (c) The then fair value of the Property to be released, which fair value may not exceed $100,000;

        (d) That neither (A) the total fair value of all Property released under this paragraph (e) in the calendar year in which the Property described in the certificate is to be released nor (B) the total consideration received by us for all Property so released for such calendar year, exceeds $250,000; and

        (e) That such Property is not useful or necessary in the conduct of our business and that such release will not impair the security under the indenture in contravention of the provisions of the indenture and is desirable in the proper conduct of our business or is otherwise in our best interests. No Property may be released under this provision in any calendar year after either (A) the total fair value of all Property released under this provision for such calendar year, or (B) the total consideration received for such Property for such calendar year, exceeds $250,000.

  Limitation on Sale of Assets other than Mortgaged Property. We may not, and may not permit any Restricted Subsidiary to, directly or indirectly, complete any Asset Sale, which does not include sales or other dispositions of Mortgaged Property made in compliance with the covenant described above under the heading "Limitation on Sale of Mortgaged Property," unless (1) consideration received at the time of such Asset Sale or, in the case of a lease that is an Asset Sale, is to be received over the term of such lease, is at least equal to the Fair Market Value of the Property sold; (2) at least 75% of the consideration paid in such Asset Sale is in the form of cash, Cash Equivalents, additional assets or the assumption by the purchaser of liabilities of National Steel or any Restricted Subsidiary, other than liabilities that are by their terms subordinated to the bonds, as a result of which National Steel and the Restricted Subsidiaries are no longer obligated for such liabilities; and (3) we deliver an officers' certificate to the trustee certifying compliance with clauses (1) and (2).

  The Net Available Cash from Asset Sales may be applied, to the extent we or such Restricted Subsidiary elects, or is required by the terms of any Debt:

    (a) to prepay, repay, legally defease or purchase our Senior Debt or Debt of any other Restricted Subsidiary, excluding, in any such case, Debt owed to National Steel or an affiliate;

    (b) to permanently fund our pension or OPEB obligations; or

    (c) to reinvest in additional assets, including by means of an Investment in additional assets by a Restricted Subsidiary with Net Available Cash received by National Steel or another Restricted Subsidiary, or to commit to reinvest in additional assets, such commitments to include amounts anticipated to be expended pursuant to our capital Investment plan.

  We must file an officer's certificate with the trustee stating that the total amount of the Net Available Cash from such Asset Sale, after giving effect to the prior application of any portion pursuant to clause (a) or (b) of this paragraph, is less than the total amount contemplated to be expended pursuant to such capital Investment plan within 24 months of the completion of such Asset Sale. However, in connection with any prepayment, repayment, legal defeasance or purchase of Debt pursuant to clause (a) above, we, or our Restricted Subsidiary, must retire such Debt and cause any related loan commitment to be permanently reduced by an equal amount.

  Any Net Available Cash from an Asset Sale not applied in accordance with the preceding provisions within twelve months after its receipt or not committed to be reinvested and actually reinvested within twenty-four months after its receipt, shall constitute "excess proceeds." When the total amount of excess proceeds exceeds $5.0 million, including income earned on such excess proceeds, we must make an offer to purchase the bonds. This prepayment offer must be:

    (1) in the amount of the excess proceeds,

    (2) made on a pro rata basis according to principal amount,

    (3) made at a purchase price equal to 100% of the principal amount, plus accrued interest to the Purchase Date and

    (4) made in accordance with the procedures provided in the eleventh supplemental indenture.

  If any portion of Net Available Cash remains after such application and after all holders of bonds have been given the opportunity to tender their bonds, we or such Restricted Subsidiary may use any remaining amount for any purpose permitted by the indenture and the amount of excess proceeds will be reset to zero.

  The prepayment offer must be made within five business days after we become obligated to make it. We must mail a written notice to holders, accompanied by information regarding us and our Subsidiaries as we in good faith believe will enable such holders to make an informed decision regarding our prepayment offer. We must state the purchase price and the purchase date, which must be, unless otherwise required by applicable law, a business day no earlier than 30 days nor later than 60 days from the date the notice is mailed. We will comply with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of bonds pursuant to the prepayment offer.

  Limitation on Restrictions on Distributions from Restricted Subsidiaries. We may not, and may not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any restriction on the right of any Restricted Subsidiary to:

    (1) pay dividends or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to National Steel or any other Restricted Subsidiary,

    (2) make any loans or advances to National Steel or any other Restricted Subsidiary,

    (3) transfer any of its Property to National Steel or any other Restricted Subsidiary or

    (4) Guarantee any Debt of National Steel or any other Restricted
  Subsidiary.

  These limitations will not apply to restrictions :

    (1) in effect on the Series A Issue Date,

    (2) relating to Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction in which it became a Restricted Subsidiary or was acquired,

    (3) which result from the refinancing of Debt Incurred pursuant to an agreement referred to in the immediately preceding clauses (1) or (2), provided that such restriction is no less favorable to the holders of bonds than those under such agreement,

    (4) on Funding or any other bankruptcy-remote special-purpose Subsidiary or any Restricted Subsidiary that purchases or sells accounts receivable or inventory pursuant to the Credit Facilities,

    (5) arising out of or agreed to in a joint venture agreement entered into by us or a Restricted Subsidiary in the ordinary course of business that do not, individually or in total, (a) detract from the value of our Property or assets or those of any Restricted Subsidiary in any material manner or (b) materially adversely affect our ability to make principal or interest payments on the bonds, and

    (6) with respect to clause (3) only, to restrictions:

      (A) relating to Debt that is permitted to be Incurred and secured pursuant to the covenants described under "Limitation on Debt and Restricted Subsidiary Preferred Stock" and "Limitation on Liens" that limit the right of the debtor to dispose of the Property securing such Debt,

      (B) encumbering Property at the time such Property was acquired by us or any Restricted Subsidiary, so long as such restriction relates solely to the Property acquired and was not created in connection with or in anticipation of such acquisition,

      (C) which result from the refinancing of Debt Incurred pursuant to an agreement referred to in clauses (A) or (B),

      (D) resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights, or

      (E) customary restrictions contained in Asset Sale agreements limiting the transfer of such Property pending the closing of such sale.

  Limitation on Transactions with Affiliates. We may not, and may not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or transactions, including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service, with, or for the benefit of, any affiliate of National Steel, unless:

    (1) the terms of such affiliate transaction are (a) set forth in writing and (b) no less favorable than those that could be obtained in a comparable arm's-length transaction with a non-affiliate,

    (2) if such affiliate transaction involves total payments or value in excess of $10.0 million, the board of directors, including a majority of its disinterested members, approves the affiliate transaction and in its good faith judgment believes that such affiliate transaction complies with clause (1) and

    (3) if such affiliate transaction involves total payments or value in excess of $20.0 million, we obtain a written opinion from an Independent Financial Advisor to the effect that such affiliate transaction is fair, from a financial point of view, to National Steel or such Restricted Subsidiary.

  Notwithstanding the foregoing limitation, National Steel or any Restricted Subsidiary may enter into or suffer to exist the following:

    (1) any transaction or series of transactions between us and one or more Restricted Subsidiaries or between Restricted Subsidiaries, provided that no more than 5% of the total voting power of the voting stock of any such Restricted Subsidiary is owned by an affiliate other than a Restricted Subsidiary;

    (2) any Restricted Payment permitted to be made pursuant to the covenant described under "Limitation on Restricted Payments;"

    (3) any issuance of securities or other payments, awards or grants in securities or otherwise pursuant to, or the funding of, employment arrangements, pension or other benefit plans, stock options and stock ownership plans and other compensatory arrangements approved by the board of directors;

    (4) the payment of reasonable fees to directors of National Steel or such Restricted Subsidiary who are not employees of them;

    (5) loans and advances to employees made in the ordinary course of business and consistent with past practices, provided that such outstanding loans and advances do not exceed $5.0 million in total at any one time;

    (6) any payments for the purchase of steel products from NKK or any of its affiliates or the provision of services by NKK or any of its affiliates, including the construction by NKK or an affiliate of NKK of the new hot dip galvanizing facility at the Great Lakes Division; provided, that, in each case, the terms of such payments are determined on an arm's length basis and are approved by the disinterested members of the board of directors; and

    (7) any affiliate transactions between National Steel or any Restricted Subsidiary and one or more Affiliate Joint Ventures that (a) are on terms no less favorable than those that could be obtained in a comparable arm's length transaction with a non-affiliate of National Steel and (b) if such affiliate transactions involve total payments or value in excess of $10.0 million, the board of directors, including a majority of its disinterested members, approves such affiliate transaction and in its good faith judgment believes that it complies with this provision.

  Limitation on Sale and Leaseback Transactions. We may not, and may not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless:

    (1) we would be entitled to (a) Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the covenant described under "Limitation on Debt and Restricted Subsidiary Preferred Stock" and (b) create a Lien on the Property securing such Attributable Debt pursuant to the covenant described under "Limitation on Liens" and

    (2) such Sale and Leaseback Transaction is effected in compliance with the covenant described under "Limitation on Sale of Assets other than Mortgaged Property" or the covenant described under "Limitation on Sale of Mortgaged Property," as applicable.

  Designation of Restricted and Unrestricted Subsidiaries. National Steel's board of directors may designate any Subsidiary to be an Unrestricted Subsidiary if:

    (1) such Subsidiary does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, National Steel or any other Restricted Subsidiary,

    (2) such Subsidiary is not obligated under any Debt, Lien or other obligation that, if in Default, would result in a Default on any of our Debt or Debt of any Restricted Subsidiary, and

    (3) either (a) such Subsidiary has total assets of $1,000 or less or (b) such designation is effective immediately upon such entity becoming our Subsidiary or a Subsidiary of any Restricted Subsidiary.

  Unless designated as an Unrestricted Subsidiary, any person that becomes a Subsidiary of National Steel or of any Wholly Owned Subsidiary will be classified as a Restricted Subsidiary, provided that (x) we could Incur at least $1.00 of additional Debt pursuant to the covenant described under "Limitation on Debt and Restricted Subsidiary Preferred Stock" and (y) no Default or Event of Default has occurred and is continuing or would result after giving effect to such classification. Any person that does not meet the preceding requirements will be automatically classified as an Unrestricted Subsidiary. Except as provided in the first sentence of this paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

  The board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving effect to such designation,
(x) we could Incur at least $1.00 of additional Debt pursuant to the covenant described under "Limitation on Debt and Restricted Subsidiary Preferred Stock" and (y) no Default or Event of Default has occurred and is continuing or would result.

  Limitation on Lines of Business. We may not, nor may any of our Restricted Subsidiaries, directly or indirectly, engage to any substantial extent in any line or lines of business activity other than those businesses, and reasonably related businesses, that we were engaged in as of the Series A Issue Date.

Merger, Consolidation and Sale of Property

  We will not merge, consolidate or amalgamate with or into any other person, other than a merger of a Wholly Owned Subsidiary into us, or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all our Property in any one transaction or series of transactions unless:

    (1) National Steel is the surviving person or the surviving person, if other than National Steel, formed by, or to which such sale or other disposition is made, is a corporation organized and existing under the laws of the United States of America, any State or the District of Columbia;

    (2) the surviving person, if other than National Steel, expressly assumes, in accordance with the provisions of the indenture, the due and punctual payment of the principal of, and premium, if any, and interest on, all the bonds, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions to be performed by National Steel and confirms in writing the lien of the indenture, including the after-acquired Property clauses;

    (3) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all of our Property, such Property has been transferred as an entirety or virtually as an entirety to one person;

    (4) immediately before and after giving effect to such transaction or transactions and treating, for purposes of this clause (4) and clauses (5) and (6) below, any Debt which becomes, or is anticipated to become, an obligation of the surviving person or any Restricted Subsidiary as a result of such transaction or transactions as having been Incurred at the time of such transaction or series of transactions, no Default or Event of Default shall have occurred and be continuing;

    (5) immediately after giving effect to such transaction or series of transactions, National Steel or the surviving person would be able to Incur at least $1.00 of additional Debt under the covenant described under "Certain Covenants--Limitation on Debt and Restricted Subsidiary Preferred Stock;"

    (6) immediately after giving effect to such transaction or series of transactions, the surviving person has a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of National Steel immediately prior to such transaction or series of transactions; and

    (7) National Steel delivers, or causes to be delivered, to the trustee an officers' certificate and an opinion of counsel, each stating that such transaction and any supplemental indenture with respect to it comply with this covenant and that all conditions precedent relating to such transaction have been satisfied.

SEC Reports

  Whether or not we are then required to file reports with the SEC, we will file all such reports and other information as would be required by Sections 13 and 15(d) of the Exchange Act if we were subject to the Exchange Act. We also must supply, within 15 days after the required filing time of such reports and other information, to the trustee and each holder or to the trustee to be forwarded to each holder, without cost to the holder, copies of such reports and other information. If the SEC does not permit the filing of such reports and other information, we will supply copies of such reports and other information to any holder of bonds upon their written request.

Events of Default

  Events of Default. The following events are defined as "Events of Default" in the indenture and apply to all bonds issued under the indenture:

    (1) default in payment of any installment of interest on any bond issued under the indenture continued for ninety days;

    (2) default in payment of any principal on any bond issued under the indenture when due;

    (3) default in meeting any sinking fund requirement on any bond issued under the indenture;

    (4) default for ninety days after written notice in the observance or performance of any other covenant or agreement in the indenture; or

    (5) specific events of bankruptcy or insolvency.

  The trustee of the holders of 25% in principal amount of all bonds issued under the indenture may declare the principal of all such bonds to be immediately due and payable upon an event of default. However, the holders of a majority in principal amount of all such bonds may waive the Default and rescind any declaration if the Default is cured. The trustee is required to take steps to enforce payment of the bonds and the lien of the indenture upon the written request of the holders of at least than a majority in principal amount of all the bonds issued under the indenture upon any event of default.

  Supplemental Indenture Events of Default. In addition to the Events of Default described in the preceding paragraph, the original and exchange bonds have additional Events of Default which apply only to them. The following events are, under the terms of the tenth and eleventh supplemental indentures, referred to as "Supplemental Indenture Events of Default":

    (1) Default in the payment of any interest on the bonds when it becomes due and payable continued for a period of 30 days;

    (2) Default in the payment of any principal or premium, if any, on any of the bonds when it becomes due and payable under the eleventh supplemental indenture;

    (3) failure to comply with the covenant described above under "Merger, Consolidation and Sale of Property;"

    (4) failure to comply with any other covenant or agreement in the bonds or in the indenture, other than a failure which is the subject of the foregoing clause (1), (2) or (3), which continues for 30 days after written notice is given to us as provided below;

    (5) a Default under any Debt by us or any Restricted Subsidiary which results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an total amount greater than $10.0 million (the "cross acceleration provisions");

    (6) if any judgment or judgments for the payment of money in a total amount in excess of $10.0 million is rendered against us or any Restricted Subsidiary and is not waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement is not in effect; and

    (7) specific events involving bankruptcy, insolvency or reorganization of us or any Significant Subsidiary.

  The trustee may withhold notice to the holders of the bonds of any Eleventh Supplemental Indenture Default, except payment Defaults, if it is considered to be in the best interest of the holders of the bonds to do so.

  A Supplemental Indenture Default under clause (4) is not a Supplemental Indenture Event of Default until the trustee or the holders of not less than 25% in outstanding principal amount of the bonds outstanding under the tenth or eleventh supplemental indenture, as applicable, notify us of the Supplemental Indenture Default and we do not cure it within the time period specified. Such notice must specify the Supplemental Indenture Default, demand that it be remedied and state that such notice is a "Notice of Default." We must notify the trustee within 30 days after the occurrence of a Default or an Event of Default.

  If a Supplemental Indenture Event of Default continues, other than as a result of bankruptcy, insolvency or reorganization, the trustee or the registered holders of not less than 25% in total outstanding principal amount of all bonds outstanding under the tenth or eleventh supplemental indenture, as applicable, may declare the principal and accrued but unpaid interest of the bonds immediately due and payable. If a Supplemental Indenture Event of Default results from bankruptcy, insolvency or reorganization of us or any Significant

Subsidiary, the bonds shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the bonds.

  Subject to the right of the holders of 25% in principal amount of all bonds issued under the tenth or eleventh supplemental indenture, as applicable, to accelerate the maturity of all of such bonds as described above, the holders of a majority in total outstanding principal amount of the bonds may rescind any acceleration if it would not conflict with any judgment or decree and if all existing Supplemental Indenture Events of Default are cured. No such rescission shall affect any subsequent Supplemental Indenture Default or impair any rights related to such subsequent Default.

  Subject to the provisions of the indenture relating to the duties of the trustee, the trustee does not have to exercise any of its rights or powers in the event of a Default unless holders of all bonds agree to reasonably indemnify the trustee. If they do so agree, the holders of a majority in total principal amount of all bonds issued under the indenture then outstanding have the right to direct the time, method and place of conducting any proceeding for any available remedy or exercising any trust or power conferred on the trustee with respect to all the bonds. The original or exchange bonds outstanding at any time may not constitute a majority of the outstanding principal amount of all bonds of all series. Thus, holders of these bonds may not have any ability to direct the trustee independently of any other series of bonds. Further, holders of series of bonds other than these bonds may have sufficient voting power to direct the actions of the trustee or cause the acceleration of the bonds without the consent of the holders of these bonds.

  A holder may not pursue any remedy with respect to the indenture or the bonds issued under the indenture, or take any action for the appointment of a receiver or trustee, unless:

    (1) the holder has given the trustee written notice of a continuing Event of Default,

    (2) the registered holders of at least 25% in total principal amount of all the bonds issued under the indenture or the applicable supplemental indenture then outstanding have made written request,

    (3) the holder or holders offer the trustee reasonable indemnity against any costs, liability or expense,

    (4) the trustee has not received from the registered holders of a majority in total outstanding principal amount of all the bonds issued under the indenture a direction inconsistent with such request, and

    (5) the trustee has failed to institute such proceeding within 30 days.

  These limitations do not apply to a suit instituted by a holder of any bonds issued under the indenture for enforcement of payment on such bond on or after the due dates expressed in such bond.

Amendments and Waivers

  The indenture may be modified only with the consent of the holders of 66 2/3% of the principal amount of all bonds issued under the indenture. However, no modification may be made to:

    (1) alter the dates fixed for the payment on all the bonds, or otherwise modify the terms of payment,

    (2) alter the amount of principal of, or rate of interest or premium on, any of the bonds,

    (3) affect the rights of the holders of less than all the bonds of any series,

    (4) affect the rights of the holders of less than all the series of bonds except with the consent of the holders of not less than 66 2/3% in principal amount of the bonds of each of the series so affected, or

    (5) reduce the percentage of bondholder consent required for any modification.

  In addition, the tenth and eleventh supplemental indentures may not be amended without the consent of the registered holders of a majority of total outstanding principal amount of the bonds under the applicable supplemental indenture. They may also waive any past Default or compliance with any provisions of the applicable supplemental indenture, except a Default in the payment of principal, premium or interest and certain covenants and provisions of the tenth or eleventh supplemental indenture which cannot be amended without the consent of each holder of an outstanding bond.

  However, the tenth and eleventh supplemental indentures may not, without the consent of each holder of an outstanding bond, be amended to:

    (1) reduce the amount of bonds whose holders must consent to an amendment or waiver,

    (2) reduce the rate of or extend the time for payment of interest on any bond,

    (3) reduce the principal of or extend the stated maturity of any bond,

    (4) make any bond payable in money other than that stated in the bond,

    (5) impair the right of any holder of the bonds to receive payment on such holder's bonds on or after the due dates or to institute suit for the enforcement of any payment on such holder's bonds,

    (6) subordinate the bonds to any other obligation of National Steel,

    (7) reduce the premium payable upon the redemption or repurchase of any bond as described under "Optional Redemption" or "Repurchase at the Option of Holders Upon a Change of Control," or

    (8) at any time after a Change of Control has occurred, change the time at which the related Change of Control offer must be made or at which the bonds must be repurchased.

Defeasance

  We may cancel the indenture and discharge the lien if we pay, or make provision for the payment of, the principal, interest and premium, if any, on all the bonds issued under the indenture at the times and in the manner provided for in the indenture.

  Any moneys deposited with the trustee for the payment or redemption of all the bonds under the indenture and coupons, and remaining unclaimed by the bondholders for six years after the date of maturity or the date fixed for redemption of such bonds, shall be repaid to us and thereafter such bondholders will be limited to a claim against us for payment.

Book-Entry System

  The exchange bonds will initially be issued in the form of one or more registered new bonds in global form without interest coupons registered in the name of The Depository Trust Company or its nominee.

  Upon the issuance of a global bond, DTC or its nominee will credit the accounts of persons holding through it with the respective principal amounts of the bonds represented by such global bond exchanged in the exchange offer. Ownership of beneficial interests in a global bond will be limited to persons that have accounts with DTC who are "participants," or persons that may hold interests through participants. Any person acquiring an interest in a global bond through an offshore transaction in reliance on Regulation S under the Securities Act may hold such interest through Cedel or Euroclear. Ownership of beneficial interests in a global bond will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC, with respect to participants' interests, and such participants, with respect to the owners of beneficial interests in such global bond other than participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global bond.

  Payment of principal of and interest on bonds represented by a global bond will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the bonds represented thereby for all purposes under the indenture. We have been advised by DTC that upon receipt of any payment of principal of or interest on any global bond, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such global bond as shown on the records of DTC. Payments by participants to owners of beneficial interests in a global bond held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

  A global bond may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A global bond is exchangeable for certificated bonds only if:

    (1) DTC notifies us that it is unwilling or unable to continue as a depositary for such global bond or if at any time DTC ceases to be a clearing agency registered under the Exchange Act,

    (2) we, in our discretion at any time determine not to have all the bonds represented by such global bond or

    (3) there shall have occurred and be continuing a Default or an Event of Default with respect to the bonds represented by such global bond.

  Any global bond that is exchangeable for certificated bonds pursuant to the preceding sentence will be exchanged for certificated bonds in authorized denominations and registered in such names as DTC or any successor depositary holding such global bond may direct. Except as provided for in this paragraph, a global bond is not exchangeable, except for a global bond of like denomination to be registered in the name of DTC or any successor depositary or its nominee.

  In the event that a global bond becomes exchangeable for certificated bonds,
(1) certificated bonds will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, (2) payment of principal of, and premium, if any, and interest on, the certificated bonds will be payable, and the transfer of the certificated bonds will be registerable, at our office or agency maintained for such purposes and (3) no service charge will be made for any registration of transfer or exchange of the certificated bonds, although we may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection with the exchange.

  So long as DTC or any successor depositary for a global bond, or any nominee, is the registered owner of such global bond, DTC or such successor or nominee, will be considered the sole owner or holder of the bonds represented by such global bond for all purposes under the indenture and the bonds. Except as set forth above, owners of beneficial interests in a global bond will not be entitled to have the bonds represented by such global bond registered in their names, will not receive or be entitled to receive physical delivery of certificated bonds in definitive form and will not be considered to be the owners or holders of any bonds under such global bond. Accordingly, each person owning a beneficial interest in a global bond must rely on the procedures of DTC or any successor depositary, and, if not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

  We expect that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in a global bond desires to give or take any action which a holder is entitled to give or take under the indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  DTC has advised us that it is:

  (1)a limited-purpose trust company organized under the Banking Law of the State of New York,

  (2)a member of the Federal Reserve System,

  (3)a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and

  (4)a "clearing agency" registered under the Exchange Act.

  DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations some of whom, or their representatives, own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

  Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in global securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Second Mortgage

  Under the terms of our collective bargaining agreement with the USWA, effective August 1, 1993, we have agreed to grant a second mortgage to Mellon Bank N.A., Trustee for National Steel Corporation Represented Retirees Benefit Trust, an unincorporated voluntary employees' beneficiary association organized under the laws of Pennsylvania. The second mortgage will cover all of the current and future real estate and improvements located at Great Lakes that are encumbered by the indenture for the purpose of securing our benefit liabilities and those of our Subsidiaries for collectively bargained retiree health care and insurance benefits for all of represented employees regardless of particular union representation. The benefits liabilities to be secured exclude retired employees covered under labor agreements with the United Mine Workers of America and retired employees of the Delray Connecting Railroad Corporation. We have calculated the benefit liabilities for such employees to be $406 million as of December 31, 1998. The rights to be granted pursuant to the second mortgage will be subordinate and subject to the rights of the trustee under the indenture as amended, modified and supplemented, including amendments, modifications and supplements executed after the date that the second mortgage is entered into. Under certain conditions, the second mortgage will provide that it will be released and satisfied by the second mortgagee trustee.

  The second mortgage will be subject, in both lien and payment, to the indenture, as amended or supplemented, and any additional bonds that may be issued. In the event of any conflict between the terms of the second mortgage and the terms of the indenture, the terms of the indenture will control.

  The second mortgagee trustee, at one or more times at our request, will consent, waive and agree, and will be deemed to have consented, waived and agreed on the same basis and to the same extent that any form of consent, waiver or agreement is granted by the trustee. The second mortgagee trust will forebear from taking any action not taken by the trustee. Such undertakings by the second mortgagee trustee will be declared to be a condition to the creation of any rights in second mortgagee trust pursuant to the second mortgage. The second mortgagee trustee will be required upon receipt of our written request to release from the lien of the second mortgage any portion or all of the Mortgaged Property that is released from the lien of the indenture. Furthermore, we will not be restricted by the second mortgage from conveying interests in the Mortgaged Property free of the lien of the second mortgage or be required to obtain the consent of second mortgagee trustee in any case where such conveyance free of the lien of the indenture is permitted by the terms of the indenture and the consent of the trustee is not required.

  In the event of a liquidation or foreclosure by the trustee, in any action involving such liquidation or foreclosure, we will agree to use our best efforts to support the enforcement of an appropriate equitable remedy for the benefit of the second mortgagee Trust, including, but not limited to, a marshaling of all of our assets.

Certain Bankruptcy Limitations

  The right of the trustee to repossess and dispose of the Mortgaged Property, or otherwise to exercise rights or remedies against the Mortgaged Property, upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be begun by or against National Steel prior to the date when, or possibly even after, the trustee has taken any such action. Under bankruptcy law, secured creditors such as the trustee on behalf of the holders are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval.

  Bankruptcy law also permits the debtor to continue to keep and use collateral even though the debtor is in default under the applicable debt instruments, provided generally that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral. Adequate protection may include cash payments or the granting of additional security if the court determines it appropriate for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. Because of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the bonds could be delayed following commencement of a bankruptcy case, whether or when the trustee could repossess or dispose of the Mortgaged Property or whether or to what extent holders would be compensated for any delay in payment or loss of value of the Mortgaged Property through the requirement of "adequate protection."

  In the event that the bankruptcy court determines the value of the Mortgaged Property is not sufficient to repay all amounts due on the bonds, the holders would hold "undersecured claims." Applicable federal bankruptcy laws do not permit the payment and/or accrual of interest, costs and attorney's fees for "undersecured claims" during the pendency of a debtor's bankruptcy case.

Governing Law

  The indenture and the bonds are governed by the internal laws of the State of New York without reference to principles of conflicts of law.

The Trustee, Paying Agent and Registrar for the Bonds

  The Chase Manhattan Bank is the trustee under the indenture and has been appointed by National Steel as registrar and paying agent with regard to the bonds.

  During the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such of the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

Registration Rights

  National Steel entered into the registration rights agreements with the placement agents, for the benefit of the holders of original bonds. Under these agreements, we agreed to use our best efforts, at our cost, to file and cause to become effective a registration statement with respect to a registered offer to exchange original bonds for exchange bonds with terms identical to the original bonds, except that the exchange bonds will not bear legends restricting their transfer. The registration statement, of which this prospectus is part, constitutes a registration statement for purposes of the registration rights agreements. Upon the registration statement being declared effective, we will offer the exchange bonds in return for surrender of the exchange bonds. The exchange offer will remain open for not less than 30 days after the date notice of the exchange offer is mailed to holders of the original bonds. For each original bond surrendered to us under the exchange offer, the holder of such original bond will receive an exchange bond of equal principal amount. Interest on each exchange bond will accrue from the last interest payment date on which interest was paid on the original bonds so surrendered or, if no interest has been paid on such original bond, from March 8, 1999. If the applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, or under certain other circumstances, we will, at our cost, use our best efforts:

  (1) to cause to become effective a shelf registration statement with respect to resales of the original bonds, and

  (2) to keep such shelf registration statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act after March 31, 1999, or such shorter period that will terminate when all original bonds covered by the shelf registration statement have been sold pursuant to the shelf registration statement.

  We will, in the event of such a shelf registration, provide to each holder copies of the prospectus, notify each holder of original bonds when the shelf registration statement for the original bonds has become effective and take other actions as are required to permit resales of the original bonds. A holder that sells its old bonds pursuant to the shelf registration statement generally:

  (1) will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers,

  (2) will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales, and

  (3) will be bound by the provisions of the registrations rights agreement that are applicable to such a holder, including indemnification obligations.

  If the exchange offer is not consummated and a shelf registration statement is not declared effective on or before September 6, 1999, the annual interest rate borne by the original bonds will be increased by 0.25% per 90 day period, until reaching a maximum increase of 1.00%, until the exchange offer is consummated or the shelf registration statement is declared effective.

  If we effect the exchange offer, we will be entitled to close the exchange offer 30 days after the commencement of it, provided that we have accepted all original bonds previously validly surrendered in accordance with the terms of the exchange offer. Original bonds not tendered in the exchange offer will bear interest at 9 7/8% per year and be subject to all of the terms and conditions specified in the indenture and to the transfer restrictions set forth in the legend on the certificate for such original bonds.

  This summary of provisions of the registration rights agreements does not restate the agreements in their entirety. We urge you to read the applicable registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Certain Definitions

  Set forth below is a summary of defined terms used in the indenture. You should refer to the indenture for the full definition of all terms as well as any other capitalized terms used herein for which no definition is provided.

  "Additional Assets" means (1) any Property other than cash, Cash Equivalents or securities to be owned by National Steel or any Restricted Subsidiary; or
(2) Capital Stock of a person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by National Steel or another Restricted Subsidiary from any person other than National Steel or an affiliate.

  "Affiliate" of any specified person means (1) any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person or (2) any other person who is a director or officer of (a) such specified person, (b) any Subsidiary of such specified person or (c) any person described in clause (1) above.

  For the purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The terms "controlling" and "controlled" have consistent meanings.

  For purposes of the covenants described under "Certain Covenants--Limitation on Transactions with Affiliates," "Limitation on Sale of Assets other than Mortgaged Property" and the definition of the term "additional assets" only, "affiliate" also means any beneficial owner of shares representing 5% or more of the total voting power of the voting stock on a fully diluted basis of National Steel or of rights or warrants to purchase such voting stock whether or not currently exercisable and any person who would be an affiliate of any such beneficial owner.

  "Affiliate Joint Venture" means a person, other than one of our Subsidiaries, in which we or any Restricted Subsidiary has an Investment and which is an affiliate only because we or such Restricted Subsidiary has the ability to control such person, and for no other reason.

  "Asset Sale" means any sale, lease, transfer, issuance or other disposition, or series of such transactions, by National Steel or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction, each referred to for the purposes of this definition as a disposition, of:

    (1) any shares of Capital Stock of a Restricted Subsidiary other than directors' qualifying shares;

    (2) all or substantially all the assets of any division or line of business of National Steel or any Restricted Subsidiary; or

    (3) any other assets of National Steel or any Restricted Subsidiary outside of the ordinary course of business of either;

other than:

    (a) in the case of preceding clauses (1), (2) and (3), any disposition by a Restricted Subsidiary to National Steel or by National Steel or a Restricted Subsidiary to a Wholly Owned Subsidiary,

    (b) and in the case of the preceding clauses (1) and (2):

      (A) any disposition of accounts receivable or inventory by or to National Steel or any Restricted Subsidiary to or from funding or any other bankruptcy-remote, special-purpose Subsidiary in connection with the Incurrence of Debt by such Subsidiary under the Credit Facilities, or

      (B) any disposition of Property having, together with other Property disposed of pursuant to such clauses during the same fiscal year, a total Fair Market Value of less than $25.0 million,

    (c) in the case of clause (3) above, any disposition made in compliance with the first paragraph of the covenant described under "Merger, Consolidation and Sale of Property" and a disposition of obsolete assets in the ordinary course of business, and

    (d) in the case of clauses (1), (2) and (3) above, but only for purposes of the covenant described under the heading "Limitation on Sale of Assets other than Mortgaged Property", dispositions of Mortgaged Property made in compliance with the covenant described under the heading "Limitation on Sale of Mortgaged Property."

  "Attributable Debt" in a Sale and Leaseback Transaction means, at any date of determination:

    (1) if it is a Capital Lease Obligation, the amount of Debt represented by it according to the definition of the term "Capital Lease Obligation;" and

    (2) in all other instances, the present value, discounted at the actual rate of interest implicit in such transaction, compounded annually, of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended.

  "Average Life" means, as of any date of determination, with respect to any Debt or preferred stock, the quotient obtained by dividing (1) the sum of the product of the numbers of years, rounded to the nearest one-twelfth, from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such preferred stock multiplied by the amount of such payment by (2) the sum of all such payments.

  "bondable obligations" means obligations acquired by National Steel subsequent to December 31, 1951, (1) issued by a Wholly Owned Subsidiary, all of whose stock is pledged under the indenture, and (2) secured by a direct first lien, subject only to permitted liens, on Property acquired by such Wholly Owned Subsidiary since December 31, 1951, which would have constituted property additions if acquired by National Steel. The obligation may be for a total principal amount up to 100% of the net amount of such Property.

  "bondable stock" means:

    (1) shares of Capital Stock purchased or otherwise acquired by National Steel subsequent to May 1, 1952, issued by a Wholly Owned Subsidiary whose outstanding Capital Stock is or will be subject to the lien of the indenture, which is engaged in a business in which we may then be engaged or in an affiliated business or one useful to such business and which does not have outstanding any indebtedness except indebtedness to us and current liabilities, other than for money borrowed, Incurred in the ordinary course of business and payable not more than one year from the date of their creation;

    (2) shares of Capital Stock of Iron Ore Company of Canada acquired and paid for by National Steel subsequent to December 31, 1951, and

    (3) shares of stock of any other corporation, including evidences of indebtedness, not exceeding in principal amount our share, based on our stock interest, of the indebtedness of such corporation issued to its stockholders, acquired and paid for by us subsequent to May 1, 1952, provided:

      (a) all the shares of stock of such corporation owned by National Steel are, or will be, subject to the lien of the indenture,

      (b) the company's principal assets consist of mining Property,

      (c) we have the right to a share of the products mined or extracted from such mining Property, and

      (d) we assign our right to the trustee.

  "Capital Expenditure Debt" means Debt Incurred by any person to finance a capital expenditure so long as (1) such capital expenditure is or should be included as an addition to "Property, Plant and Equipment" in accordance with GAAP and (2) such Debt is Incurred within 180 days of the date such capital expenditure is made.

  "Capital Lease Obligations" means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of Debt represented by such obligation will be the capitalized amount of such obligations determined in accordance with GAAP. The stated maturity will be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of "Certain Covenants--Limitation on Liens," a Capital Lease Obligation will be deemed secured by a Lien on the Property being leased.

  "Capital Stock" means any shares or other equivalents of corporate stock, partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in any person, including preferred stock, but excluding any Debt security convertible or exchangeable into such equity interest.

  "Capital Stock Sale Proceeds" means the total net cash proceeds received by us from the issuance or sale, other than to a Subsidiary or an employee stock ownership plan or trust established by us or any of our Subsidiaries for the benefit of our employees, by us of any class of our Capital Stock, other than Disqualified Stock, after the Series A Issue Date.

  "Cash Equivalents" means

  (1) any evidence of Debt with a maturity of 360 days or less issued or directly and fully Guaranteed or insured by the United States of America or any agency or instrumentality, provided that the full faith and credit of the United States of America is pledged in support,

  (2) certificates of deposit, Eurodollar time deposits, bankers' acceptances and other similar unsubordinated Debt instruments with a maturity of 360 days or less and overnight bank deposits of any bank, trust company, investment bank or other financial institution, including any branch, that is organized or regulated under the laws of the United States of America or any state, and which has capital, surplus and undivided profits totaling in excess of US$1.0 billion and has outstanding unsecured Debt which is rated "A3" or higher by Moody's or "A-" or higher by S&P; provided that up to $25.0 million of the total amount of the Investments of the type described in this clause (2) may be with banks or their branches of the type described above with outstanding unsecured Debt that has an Investment Grade Rating or higher,

  (3) commercial paper with a maturity of 360 days or less issued by a corporation that is not an affiliate of National Steel and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-2 by S&P or at least P-2 by Moody's,

  (4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (1) and (2) above entered into with a bank, trust company, investment bank or other financial institution meeting the qualifications described in clause (2) above, or

  (5) funds (including, without limitation, any fund for which the trustee or any affiliate of the trustee serves as an administrator, shareholder servicing agent and/or custodian or subcustodian), invested exclusively in cash and Investments of the types described in clauses (1) through (4) above.

"Change of Control" means the occurrence of any of the following events:

  (1) if any "person" or "group" as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provisions, including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than Permitted Holders, becomes the "beneficial owner" as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, directly or indirectly, of 30% or more of the total voting power of all classes of the voting stock of National Steel; or

  (2) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of National Steel and the Restricted Subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a Wholly Owned Subsidiary) has occurred, or National Steel merges, consolidates or amalgamates with or into any other person or any other person merges, consolidates or amalgamates with or into us, in any such event pursuant to a transaction in which our outstanding voting stock is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where: (a) our outstanding voting stock is reclassified into or exchanged for voting stock of the surviving corporation and (b) the holders of our voting stock immediately prior to such transaction own, directly or indirectly, not less than a majority of the voting stock of the surviving corporation immediately after such transaction and in substantially the same proportion as before the transaction; or

  (3) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors, together with any new directors whose election or appointment by such board or whose nomination for election by the shareholders was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the board of directors then in office; or

  (4) the shareholders shall have approved any plan of liquidation or dissolution of National Steel.

  "Commodity Price Protection Agreement" means any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect a person against fluctuations in commodity prices.

  "Consolidated Interest Coverage Ratio" means, as of any date of determination, the ratio of (1) the total amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to such determination date to (2) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

    (a) if National Steel or any Restricted Subsidiary has Incurred any Debt since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Incurrence of Debt, or both, Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been Incurred, and the discharge of any other Debt repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Debt as if such discharge had occurred, on the first day of such period;

    (b) if since the beginning of such period National Steel or any Restricted Subsidiary has made any Asset Sale or if the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Asset Sale, or both, EBITDA for such period will be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for such period, or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period, in either case as if the Asset Sale had occurred on the first day of such period and Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Debt of National Steel or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to National Steel and its continuing Restricted Subsidiaries in connection with such Asset Sale for such period, as if such Asset Sale had occurred on the first day of such period, or, if the Capital Stock of any Restricted Subsidiary is sold, by an amount equal to the Consolidated Interest Expense for such period directly attributable to the Debt of such Restricted Subsidiary to the extent National Steel and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale;

    (c) if since the beginning of such period National Steel or any Restricted Subsidiary by merger or otherwise has made an Investment in any Restricted Subsidiary or any person which becomes a Restricted Subsidiary or an acquisition of Property, including any acquisition of Property occurring in connection with a transaction causing a calculation to be made, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period will be calculated after giving it pro forma effect, including the Incurrence of any Debt, as if such Investment or acquisition occurred on the first day of such period; and

    (d) if since the beginning of such period any person that subsequently became a Restricted Subsidiary or was merged with or into National Steel or any Restricted Subsidiary since the beginning of such period has made any Asset Sale, Investment or acquisition of Property that would have required an adjustment pursuant to clause (b) or (c) above if made by National Steel or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition occurred on the first day of such period.

  For purposes of this definition, whenever pro forma effect is to be given to an acquisition of Property, the amount of income or earnings relating to it and the amount of Consolidated Interest Expense associated with any Debt Incurred in connection with it, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer and as further contemplated by the definition of the term "pro forma." If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period, taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months.

  "Consolidated Interest Expense" means, for any period, the total interest expense of National Steel and our consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by us and our Restricted Subsidiaries:

    (1) interest expense attributable to capital leases;

    (2) amortization of Debt discount and Debt issuance cost;

    (3) capitalized interest;

    (4) non-cash interest expenses;

    (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

    (6) net costs associated with Hedging Obligations under Interest Rate Agreements, including amortization of fees;

    (7) Redeemable Dividends;

    (8) preferred stock dividends on all preferred stock of Restricted Subsidiaries held by persons other than National Steel or a Wholly Owned Subsidiary; and

    (9) interest accruing on any Debt of any other person to the extent such Debt is Guaranteed by National Steel or any Restricted Subsidiary.

  "Consolidated Net Income" means, for any period, the net income (loss) of National Steel and our consolidated Subsidiaries; provided, however, that there will not be included in such Consolidated Net Income:

    (1) any net income (loss) of any person other than National Steel if such person is not a Restricted Subsidiary, except that (a) subject to the exclusion contained in clause (4) below, our equity in the net income of any such person for such period will be included in such Consolidated Net Income up to the total amount of cash distributed by such person during such period to us or a Restricted Subsidiary as a dividend or other distribution, subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (3) below, and (b) our equity in a net loss of any such person, other than an Unrestricted Subsidiary, for such period shall be included in determining such Consolidated Net Income;

    (2) any net income (loss) of any person acquired by National Steel or any of our consolidated Subsidiaries in a pooling of interests transaction for any period prior to the date of such acquisition;

    (3) any net income (loss) of any Restricted Subsidiary to the extent that such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to us, except that (a) subject to the exclusion contained in clause (4) below, our equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the total amount of cash distributed by such Restricted Subsidiary during such period to us or another Restricted Subsidiary as a dividend or other distribution, subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause, and (b) our equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

    (4) any gain (but not loss) realized upon the sale or other disposition of any Property of National Steel or any of its consolidated Subsidiaries, including pursuant to any Sale and Leaseback Transaction, which is not sold or otherwise disposed of in the ordinary course of business; and

    (5) any extraordinary gain or loss.

  "Consolidated Net Worth" means the total of the amounts shown on our consolidated balance sheet as of the end of the most recent fiscal quarter ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (1) the par or stated value of all of our outstanding Capital Stock plus (2) paid-in capital or capital surplus relating to such Capital Stock plus (3) any retained earnings or earned surplus less (a) any accumulated deficit, (b) any amounts attributable to Disqualified Stock and (c) any adjustments for pension liabilities.

  "Credit Facilities" means the receivables purchase agreement and the inventory facilities, in each case together with any extensions, revisions, refinancings or replacements of them by a lender or syndicate of lenders, including through the sale of accounts receivable or inventory to such lender or lenders or to

Funding or any other bankruptcy-remote special-purpose Subsidiary that purchases such accounts receivable or inventory.

  "Currency Exchange Protection Agreement" means any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect a person against fluctuations in currency exchange rates.

  "Debt" means, with respect to any person on any date of determination (without duplication):

    (1) the principal of and premium (if any) in respect of (a) Debt of such person for money borrowed and (b) Debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;

    (2) all Capital Lease Obligations of such person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such person;

    (3) all obligations of such person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement, excluding trade accounts payable arising in the ordinary course of business;

    (4) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, other than obligations with respect to letters of credit securing obligations, other than obligations described in (1) through (3) above, entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth business day following receipt by such person of a demand for reimbursement following payment on the letter of credit;

    (5) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such person, any preferred stock, excluding any accrued dividends;

    (6) all obligations of the type referred to in clauses (1) through (5) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

    (7) all obligations of the type referred to in clauses (1) through (6) of other persons secured by any Lien on any Property or asset of such person, whether or not such obligation is assumed by such person, the amount of such obligation being deemed to be the lesser of the value of such Property or assets or the amount of the obligation so secured;

    (8) to the extent not otherwise included in this definition, Hedging Obligations of such person; and

    (9) to the extent not otherwise included in this definition, any financing of accounts receivable or inventory of such person (whether or not treated as a sale or Debt for accounting purposes); provided that such accounts receivable or inventory shall be deemed to be on the consolidated balance sheet of National Steel for purposes of clause (2)(b) of the definition of "Permitted Debt". The amount of Debt of any person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

  "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

  "Disqualified Stock" means, with respect to any person, redeemable stock of such person as to which the maturity, mandatory redemption, redemption at the option of the holder thereof, conversion or exchange occurs, or may occur, on or prior to the first anniversary of the stated maturity of the bonds; provided, however, that redeemable stock of such person that would not otherwise be characterized as Disqualified Stock under this definition shall not constitute Disqualified Stock if such redeemable stock is convertible or exchangeable into Debt solely at the option of the issuer thereof.

  "EBITDA" means, for any period, for National Steel and its consolidated Restricted Subsidiaries, an amount equal to:

    (1) the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period:

      (a) the provision for taxes for such period based on income or profits or utilized in computing net loss,

      (b) Consolidated Interest Expense,

      (c) depreciation and amortization of fixed and intangible assets and

      (d) any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period, except amortization of any SFAS 106 transition obligation of National Steel), minus

    (2) all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period).

  Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent and in the same proportion that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to us by such Restricted Subsidiary without prior approval that has not been obtained, pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

  "Event of Default" means any "Event of Default" under the indenture or any Supplemental Indenture Event of Default.

  "Fair Market Value" means, with respect to any Property, the price or, in the case of a lease, the rent which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller or lessor and a willing buyer or lessee, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined, except as otherwise provided, (1) if such Property has a Fair Market Value equal to or less than $10.0 million, by any officer or (2) if such Property has a Fair Market Value in excess of $10.0 million, by a majority of the board of directors and evidenced by a board resolution, dated within 30 days of the relevant transaction, delivered to the trustee.

  "GAAP" means United States generally accepted accounting principles as in effect on the Series A Issue Date, including those set forth (1) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (2) in the statements and pronouncements of the Financial Accounting Standards Board, (3) in such other statements by such other entity as approved by a significant segment of the accounting profession and (4) the rules and regulations of the SEC governing the inclusion of financial statements, including pro forma financial statements, in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

  "Guarantee" means any obligation, contingent or otherwise, of any person directly or indirectly Guaranteeing any Debt of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (1) to purchase or pay, or advance or supply funds for the purchase or payment of, such Debt of such other person whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise or (2) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any person Guaranteeing any obligation.

  "Hedging Obligation" of any person means any obligation of such person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

  "Incur" means, with respect to any Debt or other obligation of any person, to create, issue, Incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such person and "Incurrence" and "Incurred" shall have consistent meanings; provided, however, that a change in GAAP that results in an obligation of such person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that solely for purposes of determining compliance with "--Certain Covenants--Limitation on Debt and Restricted Subsidiary Preferred Stock," amortization of Debt discount shall not be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount, the amount of such Debt Incurred shall at all times be the total principal amount at stated maturity.

  "Independent Financial Advisor" means, an investment banking firm of national standing or any third party appraiser of national standing, provided that such firm or appraiser is not an affiliate of National Steel.

  "Interest Rate Agreement" means, for any person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

  "Investment" by any person means any direct or indirect loan, other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such person, advance or other extension of credit or capital contribution by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, notes, bonds, debentures or other securities or evidence of Debt issued by, any other person. In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

  "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P.

  "Investment Grade Status" shall be deemed to have been reached on the date that the bonds have an Investment Grade Rating from both Rating Agencies.

  "Lien" means, with respect to any Property of any person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property, including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction, but excluding any operating lease (except Sale and Leaseback Transactions) entered into in the ordinary course of such person's business.

  "Net Available Cash" from any Asset Sale means cash payments received therefrom, including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other noncash form, in each case net of:

    (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale,

    (2) all payments made on any Debt which is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale,

    (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale and

    (4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with the GAAP, against any liabilities associated with the Property disposed in such Asset Sale and retained by National Steel or any Restricted Subsidiary after such Asset Sale.

  "Net Cash Proceeds" means, with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

  "Permitted Investments" means any Investment by National Steel or any Restricted Subsidiary in any of the following:

  (1)Cash Equivalents;

  (2)National Steel or any Restricted Subsidiary;

  (3) another person, if as a result of such Investment (a) such other person becomes a Restricted Subsidiary or (b) such other person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, National Steel or a Restricted Subsidiary;

  (4) loans or advances made to employees or directors of National Steel or any Restricted Subsidiary in the ordinary course of business in an total amount not to exceed US$1 million at any one time outstanding;

  (5)Hedging Obligations which constitute permitted Debt;

  (6) Investments consisting of non-cash consideration received in the form of securities, bonds or similar obligations in connection with an Asset Sale permitted by the covenant described under "Limitation on Sale of Assets other than Mortgaged Property," or the covenant described under "Limitation on Sale of Mortgaged Property," as applicable, provided that the total amount of such non-cash consideration received in connection with any such Asset Sale shall not exceed the amount permitted under the covenant described under the "Limitation on Sale of Assets other than Mortgaged Property" or the covenant described under "Limitation on Sale of Mortgaged Property," as applicable;

  (7) the purchase by National Steel or any Restricted Subsidiary in one or more transactions of all or any portion of NKK's ownership interest in DNN; and

  (8) Investments in joint ventures engaged in the steel business or other businesses reasonably related thereto in an total amount not to exceed $20.0 million.

  "Permitted Holders" means NKK U.S.A. Corporation and its affiliates.

  "Permitted Refinancing Debt" means any Debt that refinances any other Debt, including any successive refinancings, so long as:

  (1) such Debt is in a total principal amount, or a total issue price, not in excess of the sum of (a) the total principal amount or total accreted value, then outstanding of the Debt being refinanced and (b) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such refinancing,

  (2) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being refinanced,

  (3) the stated maturity of such Debt is no earlier than the stated maturity of the Debt being refinanced and

  (4) the new Debt shall not be senior in right of payment to the Debt that is being refinanced;

provided, however, that Permitted Refinancing Debt will not include (a) Debt of a Subsidiary that refinances Debt of National Steel or (b) Debt of National Steel or a Restricted Subsidiary that refinances Debt of an Unrestricted Subsidiary.

  "Property" means, with respect to any person, any interest of such person in any kind of Property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other person. For purposes of any calculation required pursuant to the indenture, the value of any Property shall be its Fair Market Value.

  "property additions" includes any Property, including mining Property, located within the continental United States which is:

  (1) used or useful in our business,

  (2) purchased, constructed or otherwise acquired subsequent to December 31, 1951,

  (3) properly chargeable to plant account, and

  (4) not subject to a prior lien, other than permitted liens.

  Property additions do not include, among other things, (a) any Property not subject to the lien of the indenture, (b) any good will or going concern value, or (c) any plant or Property, other than mining Property, in which National Steel has only a leasehold interest or, unless the same is movable physical personal Property, any improvement or additions of, upon, or to any plant or Property in which National Steel owns a leasehold interest.

  "Rating Agencies" mean Moody's Investors Service, Inc. and Standard & Poor's Rating Service.

  "Redeemable Dividend" means, for any dividend with respect to redeemable stock, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such redeemable stock.

  "Redeemable Stock" means, with respect to any person, any Capital Stock that by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable, or otherwise (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (2) is or may become redeemable or repurchasable at the option of the holder thereof, in whole or in part, or (3) is convertible or exchangeable for Debt or Disqualified Stock.

  "refundable Bonds" means, at any particular time, any bonds issued under the indenture which were issued and paid at maturity or redeemed or purchased otherwise than out of funds in the trust estate and surrendered to the trustee, or otherwise surrendered to the trustee and which were not made the basis for the authentication and delivery of additional bonds or the withdrawal of cash or the reduction of the amount of cash required to be paid into the trust estate, or paid or redeemed or purchased pursuant to, or used in anticipation of, sinking fund requirements.

  "Restricted Payment" means:

    (1) any dividend or distribution whether made in cash, securities or other Property declared or paid on or with respect to any shares of Capital Stock of National Steel or any Restricted Subsidiary, including any payment in connection with any merger or consolidation with or into National Steel or any Restricted Subsidiary, except for any dividend or distribution which is made solely to National Steel or a Restricted Subsidiary and, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to the other shareholders of such Restricted Subsidiary on a proportionate basis or any dividend or distribution payable solely in shares of Capital Stock, other than Redeemable Stock, of National Steel;

    (2) any payment made by National Steel or any Restricted Subsidiary to purchase, redeem, repurchase, acquire or retire for value any Capital Stock of National Steel or any Restricted Subsidiary, other than (a) Capital Stock of a Wholly Owned Restricted Subsidiary or (b) from all holders of Capital Stock of a non-Wholly Owned Restricted Subsidiary on a pro rata basis;

    (3) any payment made by National Steel or any Restricted Subsidiary to purchase, redeem, repurchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, any Subordinated Obligation, other than the purchase, repurchase, or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition, or

    (4) any Investment other than any Permitted Investment in any person, including, without limitation, any Unrestricted Subsidiary.

  "Restricted Subsidiary" means (1) any Subsidiary after the Series A Issue Date unless such Subsidiary shall have been designated an Unrestricted Subsidiary as permitted or required pursuant to "Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries" and (2) an Unrestricted Subsidiary which is redesignated as a Restricted Subsidiary as permitted pursuant to "Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries."

  "Sale and Leaseback Transaction" means any arrangement relating to Property now owned or hereafter acquired whereby National Steel or a Restricted Subsidiary transfers such Property to another person and then leases it from such person, other than any such arrangement with respect to Property acquired or placed into service by National Steel or any Restricted Subsidiary after the Series A Issue Date to the extent entered into within 365 days after the date of such acquisition or placement into service and not constituting a Capital Lease Obligation.

  "Senior Debt" of National Steel means:

    (1) all obligations consisting of the principal, premium, if any, and accrued interest in respect of (a) Debt for borrowed money and (b) Debt evidenced by bonds, debentures, notes or other similar instruments permitted under the indenture for the payment of which we are responsible or liable;

    (2) all Capital Expenditure Debt;

    (3) all obligations (a) for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction or (b) under Hedging Obligations; and

    (4) all obligations of other persons of the type referred to in clauses
  (1) and (2) for the payment of which we are responsible or liable as Guarantor; provided, however, that Senior Debt shall not include (a) Debt that is by its terms subordinate in right of payment to the bonds; (b) any Debt Incurred in violation of the provisions of the indenture; (c) accounts payable or any other obligations to trade creditors created or assumed in the ordinary course of business in connection with the obtaining of materials or services, including Guarantees thereof or instruments evidencing such liabilities; (d) any liability for Federal, state, local or other taxes owed or owing; (e) any obligation to any Subsidiary; or (f) any obligations with respect to any Capital Stock.

  "Series A Issue Date" means the date on which the Series A bonds were initially issued, which was March 8, 1999.

  "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of National Steel within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

  "Subordinated Obligation" means any Debt of National Steel whether outstanding on the Series A Issue Date or thereafter Incurred which is subordinate or junior in right of payment to the bonds pursuant to a written agreement to that effect.

  "Subsidiary" means, in respect of any specified person, any corporation, company, partnership, joint venture, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests, including partnership interests, entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (1) such person, (2) such person and one or more Subsidiaries of such person or (3) one or more Subsidiaries of such person.

  "Supplemental Indenture Default" means any event which is, or after notice or passage of time or both would be, a Supplemental Indenture Event of Default.

  "Supplemental Indenture Event of Default" has the meaning set forth under "Events of Default".

  "Unrestricted Subsidiary" means (1) any Subsidiary in existence on the Series A Issue Date that is not a Restricted Subsidiary; (2) any Subsidiary of an Unrestricted Subsidiary; and (3) any Subsidiary that is designated after the Series A Issue Date as an Unrestricted Subsidiary as permitted pursuant to the covenant described under "Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries" and not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto.

  "Wholly Owned Subsidiary" means, at any time, a corporation all the stock of which, except directors' qualifying shares, where necessary, is at such time owned, directly or indirectly, by National Steel or by one or more Wholly Owned Subsidiaries or by National Steel and one or more Wholly Owned Subsidiaries.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following summary describes material United States federal income tax considerations associated with the exchange of the original bonds for the exchange bonds. This summary is based on the Internal Revenue Code of 1986, as amended, administrative pronouncements and rulings, judicial decisions and Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described (possibly on a retroactive basis). This summary is limited to investors who hold and will hold the bonds as capital assets within the meaning of Section 1221 of the tax code and does not address holders that may be subject to special tax rules including, but not limited to:

  . financial institutions,

  . insurance companies,

  . dealers in securities,

  . tax-exempt organizations,

  . persons holding bonds as a hedge or as part of a straddle, or

  . holders whose "functional currency" is not the U.S. dollar.

  This summary is for general information only and does not address all aspects of federal income taxation that may be relevant to holders of the bonds in light of their particular circumstances. It does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Holders should consult their own tax advisors as to the particular tax consequences of the exchange of original bonds for exchange bonds and the ownership and disposition of the bonds, including the applicability and effect of any United States federal, state, local and foreign income and other tax laws.

  As used herein, the term "United States holder" means a beneficial owner of a bond that is for United States federal income tax purposes:

  . a citizen or resident of the United States,

  . a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof,

  . an estate or trust described in Section 7701(a)(30) of the tax code, or

  . a person whose worldwide income or gain is otherwise subject to United
    States federal income taxation regardless of its source.

As used herein, the term "United States alien holder" means an owner of a bond that is not a United States holder.

United States Holders and United States Alien Holders

  There will be no United States federal income tax consequences to any one exchanging an original bond for an exchange bond pursuant to the exchange offer. Such holder will have the same adjusted basis and holding period in the exchange bond as it had in the original bond immediately before the exchange.

United States Federal Income Tax Consequences to United States Holders

Payments of Interest

  Interest on a bond will be taxable to a United States holder as ordinary income at the time it is received or accrued, depending on the United States holder's method of accounting for tax purposes.

Sale, Exchange or Retirement of the Bonds

  Upon the sale, exchange or retirement of a bond, a United States holder will generally recognize capital gain or loss equal to the difference between the amount realized not including any amounts attributable to accrued interest and the United States holder's tax basis in the bond. A United States holder's tax basis in a bond generally will be its cost. Such capital gain or loss will be long-term if the United States holder had held the bond more than one year.

  As described above, an exchange of original bonds for exchange bonds pursuant to the exchange offer will not be treated as an exchange for United States federal income tax purposes. Accordingly, holders who exchange their original bonds for exchange bonds will not recognize income, gain or loss for United States federal income tax purposes.

Market Discount

  United States holders, other than original purchasers of the original bonds in the offering, should be aware that the sale of the bonds may be affected by the market discount provisions of the tax code.

  The market discount rules generally provide that if a United States holder of a bond

  . purchased the bond, after the original offering, at a "market discount"
    (i.e., at an amount less than the adjusted issue price of the bond as determined on the date of such purchase) exceeding a statutorily-defined de minimis amount, and

  . thereafter recognizes gain upon a disposition, including a partial redemption, of the exchange bond received in exchange for an original bond,

the lesser of such gain or the portion of the market discount that accrued while the exchange bond and original bond were held by such United States holder will be treated as ordinary interest income at the time of disposition. The rules also provide that a United States holder who acquires a bond at a market discount may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness Incurred or maintained to purchase or carry the bond until the United States holder disposes of such bond in a taxable transaction. If a holder of such a bond elects to include market discount in income currently, both of the preceding rules would not apply.

United States Federal Income Tax Consequences to United States Alien Holders

  Under present United States federal law and subject to the discussion below concerning backup withholding:

    (a) payments of principal and interest on the bonds by National Steel or any paying agent to any United States alien holder will not be subject to United States federal withholding tax, provided that, in the case of interest, (1) such holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of National Steel entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to National Steel through stock ownership, is not a bank receiving interest described in Section 881(c)(3)(A) of the tax code, and is not a foreign tax-exempt organization or a foreign private foundation, and (2) the statement requirement set forth in Section 871(h) or Section 881(c) of the tax code has been satisfied with respect to the beneficial owner, as discussed below; and

    (b) a United States alien holder of a bond will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of such bond, unless (1) such holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and either (A) such individual has a "tax home" (as defined in tax code Section 911(d)(3)) in the United States (unless such gain is attributable to a fixed place of business in a foreign country maintained by such individual and has been subject to foreign tax of at least 10%) or
  (B) the gain is attributable to an office or other fixed place of business maintained by such individual in the United States or (2) such gain is effectively connected with the conduct by such holder of a trade or business in the United States or, if a tax treaty applies, the gain is attributable to a United States permanent establishment of the United States alien holder.

  Sections 871(h) and 881(c) of the tax code require that, in order to qualify for the portfolio interest exemption from withholding tax described in clause
(a) above, either the beneficial owner of the bond, or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and that is holding the bond on behalf of such beneficial owner, must file a statement with the withholding agent to the effect that the beneficial owner of the bond is not a United States person. Such requirement will be fulfilled if the beneficial owner of a bond certifies on IRS Form W-8 or a substantially similar substitute form, under penalties of perjury, that it is not a United States person and provides its name and address, and any financial institution holding the bond on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the holder (and furnishes the withholding agent with a copy thereof).

  With respect to bonds held by a foreign partnership, under current law, the Form W-8 may be provided by the foreign partnership. However, for interest (including original issue discount) and disposition proceeds paid with respect to a bond after December 31, 1999, unless the foreign partnership has entered into a withholding agreement with the IRS, a foreign partnership will be required, in addition to providing a partnership withholding certificate on IRS Form W-8, to attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.

  A United States alien holder that does not qualify for exemption from withholding generally will be subject to withholding of U.S. federal income tax at the rate of 30% (or lower applicable treaty rate) on payments of interest on the bonds.

  If a United States alien holder of a bond is engaged in a trade or business in the United States and, if interest on the bond (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, the United States alien holder will be exempt from the withholding tax discussed in the preceding paragraph. Unless a tax treaty provides otherwise, such United States alien holders will generally be subject to regular United States income tax on interest and on any gain realized on the sale, exchange or other disposition of a bond in the same manner as if it were a United States holder. See "United States Federal Income Tax Consequences to United States Holders" above. Such a holder will be required to provide to National Steel a properly executed IRS Form 4224 (or after December 31, 1999 an IRS Form W-8) in order to claim an exemption from withholding tax. In addition, if such United States alien holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on and any gain recognized on the sale, exchange or other disposition of a bond will be included in the effectively connected earnings and profits of such United States alien holder if such interest or gain, as the case may be, is effectively connected with the conduct by the United States alien holder of a trade or business in the United States.

Backup Withholding and Information Reporting

  In general, backup withholding at a rate of 31% will not apply to payments of principal or interest made outside the United States by National Steel or any paying agent thereof on a bond if the certifications required by Sections 871(h) and 881(c) of the tax code are received, provided that National Steel or such paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

  Under current Treasury Regulations, payments on the sale, exchange or other disposition of a bond made to or through a foreign office of a broker generally will not be subject to backup withholding, absent actual knowledge that the payee is a United States person. However, if such broker is: (1) a United States person, or (2) a controlled foreign corporation for United States federal income tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or in the case of payments made after December 31, 1999, a foreign partnership with certain connections to the United States, information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

  United States alien holders of bonds should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Backup withholding is not an additional tax. Any amounts withheld from a payment to a United States alien holder under the backup withholding rules will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

  Each broker-dealer that receives exchange bonds for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange bonds. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange bonds received in exchange for original bonds where such original bonds were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

  We will not receive any proceeds from any sale of exchange bonds by broker-dealers. Exchange bonds received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time:

  . in one or more transactions in the over-the-counter market,

  . in negotiated transactions,

  . through the writing of options on the exchange bonds, or

  . a combination of such methods of resale.

  Such bonds may be sold:

  . at market prices prevailing at the time of resale,

  . at prices related to such prevailing market prices, or

  . at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange bonds.

  Any broker-dealer that resells exchange bonds that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange bonds may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on any such resale of exchange bonds and any commissions or concessions received by any of them may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of one year after the expiration date, we will promptly send additional copies of the prospectus and any amendment or supplement to the prospectus to any broker-dealer requesting these copies in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the bonds, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

  Following consummation of the exchange offer, we may, in our sole discretion, commence one or more additional exchange offers to holders of original bonds who did not exchange their original bonds for exchange bonds in the exchange offer on terms which may differ from those contained in the registration rights agreement. We may use this prospectus, as it may be amended of supplemented from time to time, in connection with any such additional exchange offers. Such additional exchange offers will take place from time to time until all outstanding original bonds have been exchanged for exchange bonds.

                                 LEGAL MATTERS

  The validity of the bonds offered hereby will be passed upon for National Steel by Skadden, Arps, Slate, Meagher & Flom (Illinois).

                                    EXPERTS

  Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual report on form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  We are subject to the informational requirements of the Exchange Act, and in accordance with that act, we file reports, proxy statements and other information with the SEC. You may inspect and copy such reports, proxy statements and other information at the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies may be obtained at prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file documents with the SEC, including National Steel, and the address is http://www.sec.gov. Our common stock is listed on the New York Stock Exchange. Our periodic reports and proxy statements filed under the Exchange Act as well as other information about us can be requested at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                     INFORMATION INCORPORATED BY REFERENCE

  The SEC allows us to incorporate by reference the information filed by National Steel with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we later file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the following documents or information filed with the SEC:

    (1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

    (2) Our Proxy Statement for the 1999 Annual Meeting of Stockholders; and

    (3) All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of the Registration Statement of which this prospectus is a part and before the effectiveness of such Registration Statement and prior to the termination of the exchange offer made by this prospectus.

  Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in the prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

  This prospectus incorporates by reference documents that are not presented in or delivered with it. You may obtain copies of such documents without charge, other than exhibits to such documents that are not specifically incorporated by reference herein, by making written or oral request to: Director, Investor Relations, National Steel Corporation, 4100 Edison Lakes Parkway, Mishawaka, Indiana 46545-3440, telephone (219) 273-7158. In order to assure timely
delivery, you should make such request no later than      , 1999, which is five
business days before the expiration date of the exchange offer.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $300,000,000

                           National Steel Corporation

                                 Exchange Offer

                 First Mortgage Bonds, 9 7/8% Series D due 2009

[NATIONAL STEEL LOGO]

                                   --------

                                   PROSPECTUS

                                 April   , 1999

                                   --------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

  Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a corporation, subject to certain limitations, to indemnify its directors and officers against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful. The
By-laws of the Company provide that the Company shall indemnify its directors and such of its officers, employees and agents as the board of directors may determine from time to time, to the fullest extent permitted by the DGCL.

  Section 102 of the DGCL and Article Tenth of the Company's Restated Certificate of Incorporation permit the Company to limit a director's liability to the Company or its stockholders for monetary damages for breaches of fiduciary duty except with respect to liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner.

  The DGCL authorizes the purchase of indemnification insurance by the Company. The Company currently maintains a policy insuring, subject to certain exceptions, its directors and officers against liabilities which may be incurred by such persons acting in such capacities.

  In addition, the board of directors of the Company has entered into indemnification agreements with the directors and certain officers of the Company. Rights of directors and officers under such indemnification agreements are not exclusive of other rights they may have under the Company's Restated Certificate of Incorporation, the Company's By-laws or Delaware law.

  The Purchase Agreement and the Registration Rights Agreement included as exhibits to this Registration Statement provide for indemnification of directors and officers of the Company against certain liabilities.

Item 21. Exhibits.

     Exhibit
     Number                          Exhibit Description
     -------                         -------------------
     *1-A    Purchase Agreement, dated as of March 3, 1999, between the Company and Salomon Smith Barney Inc. and J.P. Morgan Securities, Inc.
             (collectively the "Series A Purchasers").

     *1-B    Purchase Agreement, dated as of March 27, 1999, between the
             Company and Salomon Smith Barney Inc. (the "Series C Purchaser").

      2-A Assets Purchase Agreement between Weirton Steel Corporation and the Company, dated as of April 29, 1983, together with collateral agreements incident to such Assets Purchase Agreement, filed as
             Exhibit 2-A to the annual report of the Company on Form 10-K for the year ended December 31, 1995, is incorporated herein by reference.

      2-B    Stock Purchase Agreement by and among NKK Corporation, National
             Intergroup, Inc. and the Company, dated August 22, 1984, together with certain collateral agreements incident to such Stock Purchase
             Agreement and certain schedules to such agreements, filed as
             Exhibit 2-B to the annual report of the Company on Form 10-K for the year ended December 31, 1995, is incorporated herein by reference.

      2-C    Stock Purchase and Recapitalization Agreement by and among
             National Intergroup, Inc., NII Capital Corporation, NKK
             Corporation, NKK U.S.A. Corporation and the Company, dated as of June 26, 1990, filed as Exhibit 2-C to the annual report of the Company on Form 10-K for the year ended December 31, 1995, is incorporated herein by reference.

      2-D Amendment to Stock Purchase and Recapitalization Agreement by and among, National Intergroup, Inc., NII Capital Corporation, NKK
             Corporation, NKK U.S.A. Corporation and the Company, dated July
             31, 1991 filed as Exhibit 2-D to the annual report of the Company on Form 10-K for the year ended December 31, 1997 is incorporated herein by reference.

      2-E    Stock Purchase Agreement dated as of January 31, 1997 among the
             Company, North Limited, NS Holdings Corporation, Bethlehem Steel
             Corporation and Bethlehem Steel International Corporation filed as
             Exhibit 2-A to the quarterly report of the Company on Form 10-Q for the quarter ended June 30, 1997, is incorporated herein by reference.

      2-F    Asset Purchase Agreement dated as of June 6, 1997 between EES Coke
             Battery Company, Inc. and the Company, filed as Exhibit 2.1 to the Report on Form 8-K of the Company dated June 12, 1997, is incorporated herein by reference.

      2-G    Coal Inventory Purchase Agreement dated as of June 6, 1997 between
             DTE Coal Services, Inc. and the Company, filed as Exhibit 2.2 to the Report on Form 8-K of the Company dated June 12, 1997, is incorporated herein by reference.

      3-A The Sixth Restated Certificate of Incorporation of the Company, filed as Exhibit 3.1 to the Company's Registration Statement on Form S-1, Registration No. 33-57952, is incorporated herein by reference.

      3-B    Form of Amended and Restated By-laws of the Company filed as
             Exhibit 3-B to the annual report of the Company on Form 10-K for the year ended December 31, 1996, is incorporated herein by reference.

      4-A Indenture of Mortgage and Deed of Trust, dated May 1, 1952, between the Company and Great Lakes Steel Corporation and City
             Bank Farmers Trust Company and Ralph E. Morton, as Trustee (the
             "Original Indenture"), filed as Exhibit 4.1 to the Company's
             Registration Statement on Form S-1 (Registration No. 2-9639) is incorporated herein by reference.

     Exhibit
     Number                          Exhibit Description
     -------                         -------------------
      4-B    Second Supplemental Indenture, dated as of January 1, 1957, between the Company and City Bank Farmers Trust Company and
             Francis M. Pitt, as Trustees, filed as Exhibit 2-C to the
             Company's Registration Statement on Form S-9 (Registration No. 2-
             15070) is incorporated herein by reference.

      4-C Fourth Supplemental Indenture, dated as of December 1, 1960, between the Company and First National City Trust Company and
             Francis M. Pitt, as Trustees, filed as Exhibit 4(b)(5) to the
             Registration Statement of M. A. Hanna Company on Form S-1
             (Registration No. 2-19169) is incorporated herein by reference.

     *4-D    Fifth Supplemental Indenture dated as of May 1, 1962 between the
             Company, First National City Trust Company, as Trustee, and First
             National City Bank, as Successor Trustee.

      4-E Eighth Supplemental Indenture, dated as of September 19, 1973, between the Company and First National City Bank and E. J.
             Jaworski, as Trustee, filed as Exhibit 2-I to the Company's
             Registration Statement on Form S-7 (Registration No. 2-56823) is incorporated herein by reference.

      4-F Ninth Supplemental Indenture, dated as of August 1, 1976, between the Company and Citibank, N.A., and E.J. Jaworski, as Trustees, filed as Exhibit 2-J to the company's Registration Statement on Form S-7 (Registration No. 2-5622916) is incorporated herein by reference.

     *4-G Tenth Supplemental Indenture, dated as of March 8, 1999, between the Company and The Chase Manhattan Bank and Frank J. Grippo, as
             Trustees.

     *4-H Eleventh Supplemental Indenture, dated as of March 31, 1999, between the Company and The Chase Manhattan Bank and Frank J.
             Grippo (together with the Original Indenture and all instruments supplemental, the "Indenture"), as Trustees.

     *4-I Registration Rights Agreement, dated as of March 8, 1999, between the Company and the Series A Purchasers.

     *4-J Registration Rights Agreement, dated as of March 31, 1999, between the Company and the Series C Purchaser.

      4-K NSC Stock Transfer Agreement between National Intergroup, Inc., the Company, NKK Corporation and NII Capital Corporation dated
             December 24, 1985, filed as Exhibit 4-A to the annual report of the Company on Form 10-K for the year ended December 31, 1995, is incorporated herein by reference.

      4-L The Company is a party to certain long-term debt agreements where the amount involved does not exceed 10% of the Company's total assets. The Company agrees to furnish a copy of any such agreement to the Commission upon request.

     *5      Opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois).

     10-A    Amended and Restated Lease Agreement between the Company and
             Wilmington Trust Company, dated as of December 20, 1985, relating to the Electrolytic Galvanizing Line, filed as Exhibit 10-A to the annual report of the Company on Form 10-K for the year ended
             December 31, 1995, is incorporated herein by reference.

     10-B    Lease Agreement between The Connecticut National Bank as Owner
             Trustee and Lessor and National Acquisition Corporation as Lessee dated as of September 1, 1987 for the Ladle Metallurgy and Caster
             Facility located at Ecorse, Michigan, filed as Exhibit 10-B to the annual report of the Company on Form 10-K for the year ended
             December 31, 1995, is incorporated herein by reference.


     Exhibit
     Number                          Exhibit Description
     -------                         -------------------
     10-C    Lease Supplement No. 1 dated as of September 1, 1987 between The
             Connecticut National Bank as Owner Trustee and National
             Acquisition Corporation as the Lessee for the Ladle Metallurgy and
             Caster Facility located at Ecorse, Michigan, filed as Exhibit 10-C to the annual report of the Company on Form 10-K for the year ended December 31, 1995, is incorporated herein by reference.

     10-D    Lease Supplement No. 2 dated as of November 18, 1987 between The
             Connecticut National Bank as Owner Trustee and National
             Acquisition Corporation as Lessee for the Ladle Metallurgy and
             Caster Facility located at Ecorse, Michigan, filed as Exhibit 10-D to the annual report of the Company on Form 10-K for the year ended December 31, 1995, is incorporated herein by reference.

     10-E Purchase Agreement dated as of March 25, 1988 relating to the Stinson Motor Vessel among Skar-Ore Steamship Corporation,
             Wilmington Trust Company, General Foods Credit Investors No. 1
             Corporation, Stinson, Inc. and the Company, and Time Charter between Stinson, Inc. and the Company, filed as Exhibit 10-E to the annual report of the Company on Form 10-K for the year ended
             December 31, 1995, is incorporated herein by reference.

     10-F    Purchase and Sale Agreement, dated as of May 16, 1994 between the
             Company and National Steel Funding Corporation, filed as Exhibit
             10-A to Amendment No. 1 to the quarterly report of the Company on Form 10-Q/A for the quarter ended June 30, 1994, is incorporated herein by reference.

     10-G    Form of Indemnification Agreement filed as Exhibit 10-R to the
             Annual Report of the Company on Form 10-K for the year ended
             December 31, 1996 is incorporated herein by reference.

     10-H    Shareholders' Agreement, dated as of September 18, 1990, among DNN
             Galvanizing Corporation, 904153 Ontario Inc., National Ontario
             Corporation and Galvatek America Corporation, filed as Exhibit
             10.27 to the Company's Registration Statement on Form S-1,
             Registration No. 33-57952, is incorporated herein by reference.

     10-I    Partnership Agreement, dated as of September 18, 1990, among
             Dofasco, Inc., National Ontario II, Limited, Galvatek Ontario
             Corporation and DNN Galvanizing Corporation, filed as Exhibit
             10.28 to the Company's Registration Statement on Form S-1,
             Registration No. 33-57952, is incorporated herein by reference.

     10-J    Amendment No. 1 to the Partnership Agreement, dated as of
             September 18, 1990, among Dofasco, Inc., National Ontario II,
             Limited, Galvatek Ontario Corporation and DNN Galvanizing
             Corporation, filed as Exhibit 10.29 to the Company's Registration
             Statement on Form S-1, Registration No. 33-57952, is incorporated herein by reference.

     *10-K   Agreement, dated as of May 19, 1993, among the Company and NKK
             Capital of America, Inc.

     10-L Receivables Purchase Agreement, dated as of May 16, 1994, among the Company, National Steel Funding Corporation and certain financial institutions named therein, filed as Exhibit 10-A to Amendment No. 2 to the quarterly report of the Company on Form 10-Q/A for the quarter ended June 30, 1994, is incorporated herein by reference.

     10-M Amendment Number One to the Receivables Purchase Agreement, dated as of May 31, 1995, among the Company, National Steel Funding
             Corporation and certain financial institutions named therein, filed as Exhibit 10-A to the quarterly report of the Company on Form 10-Q for the quarter ended June 30, 1995, is incorporated herein by reference.


     Exhibit
     Number                          Exhibit Description
     -------                         -------------------
     10-N    Amendment No. 2 and Consent to the Receivables Purchase Agreement,
             dated as of July 18, 1996, among the Company, National Steel
             Funding Corporation and certain financial institutions named therein, filed as Exhibit 10-A to the quarterly report of the
             Company on Form 10-Q for the quarter ended September 30, 1996, is incorporated herein by reference.

     10-O    Agreement for the Transfer of Employees by and between NKK
             Corporation and the Company, dated as of May 1, 1995, filed as
             Exhibit 10-CC to the annual report of the Company on Form 10-K for the year ended December 31, 1995, is incorporated herein by reference.

     10-P Amendment No. 1 to Agreement for the Transfer of Employees by and between the Company and NKK Corporation filed as Exhibit 10-NN to the annual report of the Company on Form 10-K for the year ended
             December 31, 1996, is incorporated herein by reference.

     10-Q Amendment No. 2 to Agreement for the Transfer of Employees by and between the Company and NKK Corporation filed as Exhibit 10-Q to the annual report on Form 10-K for the year ended December 31, 1997 is incorporated herein by reference.

     10-R Amendment No. 3 to Agreement for the Transfer of Employees by and between the Company and NKK Corporation, filed as Exhibit 10-R to the annual report on Form 10-K for the year ended December 31, 1998 is incorporated herein by reference.

     10-S    Agreement dated as of November 25, 1997 among the Company, Avatex
             Corporation, NKK Corporation and NKK U.S.A. Corporation filed as
             Exhibit 10-R to the Annual Report of the Company on Form 10-K for the year ended December 31, 1997 is incorporated herein by reference.

     10-T    1993 National Steel Corporation Long-Term Incentive Plan, filed as
             Exhibit 10.1 to the Company's Registration Statement on Form S-1,
             Registration No. 33-57952, is incorporated herein by reference.

     10-U    1993 National Steel Corporation Non-Employee Directors' Stock
             Option Plan, filed as Exhibit 10.2 to the Company's Registration
             Statement on Form S-1, Registration
             No. 33-57952, is incorporated herein by reference.

     10-V    Amendment Number One to the 1993 National Steel Corporation Non-
             Employee Directors' Stock Option Plan, filed as Exhibit 10-A to the quarterly report of the Company on Form 10-Q for the quarter ended June 30, 1997, is incorporated herein by reference.

     10-W    Amendment Number Two to the 1993 National Steel Corporation Non-
             Employee Directors' Stock Option Plan filed as Exhibit 10-V to the
             Annual Report of the Company on Form 10-K for the year ended
             December 31, 1997 is incorporated herein by reference.

     10-X National Steel Corporation Management Incentive Compensation Plan dated January 30, 1989, filed as Exhibit 10.3 to the Company's
             Registration Statement on Form S-1, Registration No. 33-57952, is incorporated herein by reference.

     10-Y    Employment contract dated April 30, 1996 between the Company and
             David L. Peterson, filed as Exhibit 10-D to the quarterly report of the Company on Form 10-Q for the quarter ended June 30, 1996, is incorporated herein by reference.

     10-Z    Supplement to Employment contract dated July 30, 1996 between the
             Company and David L. Peterson, filed as Exhibit 10-C to the quarterly report of the Company on Form 10-Q for the quarter ended
             September 30, 1996, is incorporated herein by reference.


     Exhibit
     Number                          Exhibit Description
     -------                         -------------------
      10-AA  Amendment dated August 1, 1998 to Employment Contract between the
             Company and David L. Peterson, filed as Exhibit 10-D to the quarterly report of the Company for the quarter ended September
             30, 1998 is incorporated herein by reference.

      10-BB  Amended and Restated Employment Agreement dated as of February 1,
             1998 between the Company and Robert G. Pheanis filed as Exhibit
             10-CC to the Annual Report of the Company on Form 10-K for the year ended December 31, 1997 is incorporated herein by reference.

      10-CC  Employment contract dated May 1, 1996 between the Company and John
             A. Maczuzak, filed as Exhibit 10-G to the quarterly report of the Company on Form 10-Q for the quarter ended June 30, 1996, is incorporated herein by reference.

      10-DD Employment Contract dated as of August 1, 1998 between the Company and Glenn H. Gage, filed as Exhibit 10-A to the quarterly report of the Company on Form 10-Q for the quarter ended September 30, 1998 is incorporated herein by reference.

      10-EE Employment Contract dated as of August 1, 1998 between the Company and John F. Kaloski, filed as Exhibit 10-B to the quarterly report of the Company on Form 10-Q for the quarter ended September 30, 1998 is incorporated herein by reference.

      10-FF  Agreement dated January 28, 1999 between the Company and John F.
             Kaloski, filed as Exhibit 10-FF to the annual report of the Company on Form 10-K for the year ended December 31, 1998 is incorporated herein by reference.

      10-GG  Employment Contract dated as of September 1, 1998 between the
             Company and Yutaka Tanaka, filed as Exhibit 10-C to the quarterly report of the Company on Form 10-Q for the quarter ended September
             30, 1998 is incorporated herein by reference.

      10-HH Employment contract dated December 11, 1996 between the Company and Osamu Sawaragi filed as Exhibit 10-MM to the annual report of the Company on Form 10-K for the year ended December 31, 1996 is incorporated herein by reference.

      10-II  No. 1 Continuous Galvanizing Line Turnkey Engineering and
             Construction Contract dated October 23, 1998 between the Company and NKK Steel Engineering, Inc., filed as Exhibit 10-II to the annual report of the Company on Form 10-K for the year ended
             December 31, 1998 is incorporated herein by reference.

     *10-JJ  Amendment No. 1, dated March 19, 1999, to No. 1 Continuous
             Galvanizing Line Turnkey Engineering and Construction Contract dated October 23, 1998 between the Company and NKK Steel
             Engineering, Inc.

      12     Statement re Computation of Ratios, filed herewith.

      21     List of Subsidiaries of the Company, filed herewith.

      23-A   Consent of Ernst & Young LLP, filed herewith.

     *23-B   Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois).

      24 Powers of Attorney, included on the signature page of this Registration Statement.

      25-A   Statement of Eligibility and Qualification on Form T-1 under the
             Trust Indenture Act of 1939 (the "Trust Indenture Act") of The
             Chase Manhattan Bank, as Trustee under the Indenture, filed herewith.

      25-B Statement of Eligibility on Form T-2 under the Trust Indenture Act of Frank J. Grippo, as Individual Trustee under the Indenture, filed herewith.

     Exhibit
     Number                         Exhibit Description
     -------                        -------------------
     27      Financial Data Schedule, filed as Exhibit 27 to the annual report of the Company on Form 10-K for the year ended December 31, 1998, is incorporated herein by reference.

     *99-A   Form of Letter of Transmittal.

     *99-B   Form of Notice of Guaranteed Delivery.

     *99-C   Form of Letter to Brokers.

     *99-D   Form of Letter to Clients.

     *99-E Guidelines for certification of taxpayer identification number on substitute Form W-9.

--------
*  To be filed by amendment.

Item 22. Undertakings.

  (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (c) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the total, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the total, the changes in volume and price represent no more than a 20% change in the maximum total offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mishawaka, State of Indiana, on April 19, 1999.

                                          National Steel Corporation

                                                  /s/ John A. Maczuzak
                                          By: _________________________________
                                                     John A. Maczuzak
                                               President and Chief Operating
                                                          Officer

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Maczuzak, Glenn H. Gage and Ronald J. Werhnyak with full power to act alone, his true and lawful attorneys-in-fact, with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on April 19, 1999.

             Signature                           Title
             ---------                           -----

        /s/ Yutaka Tanaka            Director, Chairman of the
____________________________________  Board and Chief Executive
           Yutaka Tanaka              Officer

      /s/ Charles A. Bowsher         Director
____________________________________
         Charles A. Bowsher

       /s/ Edsel D. Dunford          Director
____________________________________
          Edsel D. Dunford

        /s/ Mitsuoki Hino            Director
____________________________________
           Mitsuoki Hino

      /s/ Frank J. Lucchino          Director
____________________________________
         Frank J. Lucchino

      /s/ Bruce K. MacLaury          Director
____________________________________
         Bruce K. MacLaury

             Signature                           Title
             ---------                           -----

       /s/ Mineo Shimura             Director
____________________________________
           Mineo Shimura

       /s/ Hisashi Tanaka            Director
____________________________________
           Hisashi Tanaka

     /s/ Sotaro Wakabayashi          Director
____________________________________
         Sotaro Wakabayashi

       /s/ Glenn H. Gage             Senior Vice President and
____________________________________  Chief Financial Officer
           Glenn H. Gage

      /s/ Kirk A. Sobecki            Corporate Controller
____________________________________
          Kirk A. Sobecki

                                 EXHIBIT INDEX

  Except for those exhibits which are incorporated by reference, as indicated below, all exhibits are being filed along with this Registration Statement.

 Exhibit
 Number                            Exhibit Description
 ------- ----------------------------------------------------------------------
 *1-A    Purchase Agreement, dated as of March 3, 1999, between the Company and
         Salomon Smith Barney Inc. and J.P. Morgan Securities, Inc.
         (collectively the "Series A Purchasers")

 *1-B Purchase Agreement, dated as of March 27, 1999, between the Company and Salomon Smith Barney Inc. (the "Series C Purchaser")

  2-A    Assets Purchase Agreement between Weirton Steel Corporation and the
         Company, dated as of April 29, 1983, together with collateral agreements incident to such Assets Purchase Agreement, filed as
         Exhibit 2-A to the annual report of the Company on Form 10-K for the year ended December 31, 1995, is incorporated herein by reference.

  2-B    Stock Purchase Agreement by and among NKK Corporation, National
         Intergroup, Inc. and the Company, dated August 22, 1984, together with certain collateral agreements incident to such Stock Purchase
         Agreement and certain schedules to such agreements, filed as Exhibit
         2-B to the annual report of the Company on Form 10-K for the year ended December 31, 1995, is incorporated herein by reference.

  2-C    Stock Purchase and Recapitalization Agreement by and among National
         Intergroup, Inc., NII Capital Corporation, NKK Corporation, NKK U.S.A.
         Corporation and the Company, dated as of June 26, 1990, filed as
         Exhibit 2-C to the annual report of the Company on Form 10-K for the year ended December 31, 1995, is incorporated herein by reference.

  2-D Amendment to Stock Purchase and Recapitalization Agreement by and among, National Intergroup, Inc., NII Capital Corporation, NKK
         Corporation, NKK U.S.A. Corporation and the Company, dated July 31,
         1991 filed as Exhibit 2-D to the annual report of the Company on Form
         10-K for the year ended December 31, 1997 is incorporated herein by reference.

  2-E    Stock Purchase Agreement dated as of January 31, 1997 among the
         Company, North Limited, NS Holdings Corporation, Bethlehem Steel
         Corporation and Bethlehem Steel International Corporation filed as
         Exhibit 2-A to the quarterly report of the Company on Form 10-Q for the quarter ended June 30, 1997, is incorporated herein by reference.

  2-F    Asset Purchase Agreement dated as of June 6, 1997 between EES Coke
         Battery Company, Inc. and the Company, filed as Exhibit 2.1 to the Report on Form 8-K of the Company dated June 12, 1997, is incorporated herein by reference.

  2-G    Coal Inventory Purchase Agreement dated as of June 6, 1997 between DTE
         Coal Services, Inc. and the Company, filed as Exhibit 2.2 to the Report on Form 8-K of the Company dated June 12, 1997, is incorporated herein by reference.

  3-A The Sixth Restated Certificate of Incorporation of the Company, filed as Exhibit 3.1 to the Company's Registration Statement on Form S-1,
         Registration No. 33-57952, is incorporated herein by reference.

  3-B    Form of Amended and Restated By-laws of the Company filed as Exhibit
         3-B to the annual report of the Company on Form 10-K for the year ended December 31, 1996, is incorporated herein by reference.

  4-A Indenture of Mortgage and Deed of Trust, dated May 1, 1952, between the Company and Great Lakes Steel Corporation and City Bank Farmers
         Trust Company and Ralph E. Morton, as Trustee (the "Original
         Indenture"), filed as Exhibit 4.1 to the Company's Registration
         Statement on Form S-1 (Registration No. 2-9639) is incorporated herein by reference.

 Exhibit
 Number                            Exhibit Description
 ------- ----------------------------------------------------------------------
  4-B    Second Supplemental Indenture, dated as of January 1, 1957, between the Company and City Bank Farmers Trust Company and Francis M. Pitt,
         as Trustees, filed as Exhibit 2-C to the Company's Registration
         Statement on Form S-9 (Registration No. 2-15070) is incorporated herein by reference.

  4-C Fourth Supplemental Indenture, dated as of December 1, 1960, between the Company and First National City Trust Company and Francis M. Pitt, as Trustees, filed as Exhibit 4(b)(5) to the Registration Statement of
         M. A. Hanna Company on Form S-1 (Registration No. 2-19169) is incorporated herein by reference.

 *4-D    Fifth Supplemental Indenture dated as of May 1, 1962 between the
         Company, First National City Trust Company, as Trustee, and First
         National City Bank, as Successor Trustee.

  4-E Eighth Supplemental Indenture, dated as of September 19, 1973, between the Company and First National City Bank and E. J. Jaworski, as
         Trustee, filed as Exhibit 2-I to the Company's Registration Statement on Form S-7 (Registration No. 2-56823) is incorporated herein by reference.

  4-F    Ninth Supplemental Indenture, dated as of August 1, 1976, between the
         Company and Citibank, N.A., and E.J. Jaworski, as Trustees, filed as
         Exhibit 2-J to the company's Registration Statement on Form S-7
         (Registration No. 2-5622916) is incorporated herein by reference.

 *4-G    Tenth Supplemental Indenture, dated as of March 8, 1999, between the
         Company and The Chase Manhattan Bank and Frank J. Grippo, as Trustees.

 *4-H Eleventh Supplemental Indenture, dated as of March 31, 1999, between the Company and The Chase Manhattan Bank and Frank J. Grippo (together with the Original Indenture and all instruments supplemental, the "Indenture"), as Trustees.

 *4-I    Registration Rights Agreement, dated as of March 8, 1999, between the
         Company and the Series A Purchasers.

 *4-J    Registration Rights Agreement, dated as of March 31, 1999, between the
         Company and the Series C Purchaser.

  4-K    NSC Stock Transfer Agreement between National Intergroup, Inc., the
         Company, NKK Corporation and NII Capital Corporation dated December
         24, 1985, filed as Exhibit 4-A to the annual report of the Company on Form 10-K for the year ended December 31, 1995, is incorporated herein by reference.

  4-L The Company is a party to certain long-term debt agreements where the amount involved does not exceed 10% of the Company's total assets. The
         Company agrees to furnish a copy of any such agreement to the Commission upon request.

 *5      Opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois).

 10-A    Amended and Restated Lease Agreement between the Company and
         Wilmington Trust Company, dated as of December 20, 1985, relating to the Electrolytic Galvanizing Line, filed as Exhibit 10-A to the annual report of the Company on Form 10-K for the year ended December 31, 1995, is incorporated herein by reference.

 10-B Lease Agreement between The Connecticut National Bank as Owner Trustee and Lessor and National Acquisition Corporation as Lessee dated as of September 1, 1987 for the Ladle Metallurgy and Caster Facility located at Ecorse, Michigan, filed as Exhibit 10-B to the annual report of the Company on Form 10-K for the year ended December 31, 1995, is incorporated herein by reference.

 10-C    Lease Supplement No. 1 dated as of September 1, 1987 between The
         Connecticut National Bank as Owner Trustee and National Acquisition
         Corporation as the Lessee for the Ladle Metallurgy and Caster Facility located at Ecorse, Michigan, filed as Exhibit 10-C to the annual report of the Company on Form 10-K for the year ended December 31, 1995, is incorporated herein by reference.


 Exhibit
 Number                             Exhibit Description
 ------- ------------------------------------------------------------------------------------
  10-D   Lease Supplement No. 2 dated as of November 18, 1987 between The Connecticut
         National Bank as Owner Trustee and National Acquisition Corporation as Lessee for
         the Ladle Metallurgy and Caster Facility located at Ecorse, Michigan, filed as
         Exhibit 10-D to the annual report of the Company on Form 10-K for the year ended
         December 31, 1995, is incorporated herein by reference.

  10-E   Purchase Agreement dated as of March 25, 1988 relating to the Stinson Motor Vessel among
         Skar-Ore Steamship Corporation, Wilmington Trust Company, General Foods Credit
         Investors No. 1 Corporation, Stinson, Inc. and the Company, and Time Charter between
         Stinson, Inc. and the Company, filed as Exhibit 10-E to the annual report of the
         Company on Form 10-K for the year ended December 31, 1995, is incorporated herein by reference.

  10-F   Purchase and Sale Agreement, dated as of May 16, 1994 between the Company and
         National Steel Funding Corporation, filed as Exhibit 10-A to Amendment No. 1 to the quarterly report of the Company on Form 10-Q/A for the quarter ended June 30, 1994, is incorporated herein by reference.

  10-G   Form of Indemnification Agreement filed as Exhibit 10-R to the Annual Report of the
         Company on Form 10-K for the year ended December 31, 1996 is incorporated herein by reference.

  10-H   Shareholders' Agreement, dated as of September 18, 1990, among DNN Galvanizing
         Corporation, 904153 Ontario Inc., National Ontario Corporation and Galvatek America
         Corporation, filed as Exhibit 10.27 to the Company's Registration Statement on Form
         S-1, Registration No. 33-57952, is incorporated herein by reference.

  10-I   Partnership Agreement, dated as of September 18, 1990, among Dofasco, Inc., National
         Ontario II, Limited, Galvatek Ontario Corporation and DNN Galvanizing Corporation,
         filed as Exhibit 10.28 to the Company's Registration Statement on Form S-1,
         Registration No. 33-57952, is incorporated herein by reference.

  10-J   Amendment No. 1 to the Partnership Agreement, dated as of September 18, 1990, among
         Dofasco, Inc., National Ontario II, Limited, Galvatek Ontario Corporation and DNN
         Galvanizing Corporation, filed as Exhibit 10.29 to the Company's Registration
         Statement on Form S-1, Registration No.
         33-57952, is incorporated herein by reference.

 *10-K   Agreement, dated as of May 19, 1993, among the Company and NKK Capital of America,
         Inc.

  10-L   Receivables Purchase Agreement, dated as of May 16, 1994, among the Company,
         National Steel Funding Corporation and certain financial institutions named therein, filed as Exhibit 10-A to Amendment No. 2 to the quarterly report of the Company on
         Form 10-Q/A for the quarter ended June 30, 1994, is incorporated herein by reference.

  10-M   Amendment Number One to the Receivables Purchase Agreement, dated as of May 31,
         1995, among the Company, National Steel Funding Corporation and certain financial institutions named therein, filed as Exhibit 10-A to the quarterly report of the
         Company on Form 10-Q for the quarter ended June 30, 1995, is incorporated herein by reference.

  10-N   Amendment No. 2 and Consent to the Receivables Purchase Agreement, dated as of July
         18, 1996, among the Company, National Steel Funding Corporation and certain financial institutions named therein, filed as Exhibit 10-A to the quarterly report of the Company on Form 10-Q for the quarter ended September 30, 1996, is incorporated herein by reference.

  10-O   Agreement for the Transfer of Employees by and between NKK Corporation and the
         Company, dated as of May 1, 1995, filed as Exhibit 10-CC to the annual report of the
         Company on Form 10-K for the year ended December 31, 1995, is incorporated herein by reference.

 Exhibit
 Number                            Exhibit Description
 ------- ----------------------------------------------------------------------
 10-P    Amendment No. 1 to Agreement for the Transfer of Employees by and
         between the Company and NKK Corporation filed as Exhibit 10-NN to the annual report of the Company on Form 10-K for the year ended December
         31, 1996, is incorporated herein by reference.

 10-Q Amendment No. 2 to Agreement for the Transfer of Employees by and between the Company and NKK Corporation filed as Exhibit 10-Q to the annual report on Form 10-K for the year ended December 31, 1997 is incorporated herein by reference.

 10-R Amendment No. 3 to Agreement for the Transfer of Employees by and between the Company and NKK Corporation, filed as Exhibit 10-R to the annual report on Form 10-K for the year ended December 31, 1998 is incorporated herein by reference.

 10-S    Agreement dated as of November 25, 1997 among the Company, Avatex
         Corporation, NKK Corporation and NKK U.S.A. Corporation filed as
         Exhibit 10-R to the Annual Report of the Company on Form 10-K for the year ended December 31, 1997 is incorporated herein by reference.

 10-T    1993 National Steel Corporation Long-Term Incentive Plan, filed as
         Exhibit 10.1 to the Company's Registration Statement on Form S-1,
         Registration No. 33-57952, is incorporated herein by reference.

 10-U    1993 National Steel Corporation Non-Employee Directors' Stock Option
         Plan, filed as Exhibit 10.2 to the Company's Registration Statement on
         Form S-1, Registration No. 33-57952, is incorporated herein by reference.

 10-V    Amendment Number One to the 1993 National Steel Corporation Non-
         Employee Directors' Stock Option Plan, filed as Exhibit 10-A to the quarterly report of the Company on Form 10-Q for the quarter ended
         June 30, 1997, is incorporated herein by reference.

 10-W    Amendment Number Two to the 1993 National Steel Corporation Non-
         Employee Directors' Stock Option Plan filed as Exhibit 10-V to the
         Annual Report of the Company on Form 10-K for the year ended December
         31, 1997 is incorporated herein by reference.

 10-X National Steel Corporation Management Incentive Compensation Plan dated January 30, 1989, filed as Exhibit 10.3 to the Company's
         Registration Statement on Form S-1, Registration No. 33-57952, is incorporated herein by reference.

 10-Y    Employment contract dated April 30, 1996 between the Company and David
         L. Peterson, filed as Exhibit 10-D to the quarterly report of the Company on Form 10-Q for the quarter ended June 30, 1996, is incorporated herein by reference.

 10-Z    Supplement to Employment contract dated July 30, 1996 between the
         Company and David L. Peterson, filed as Exhibit 10-C to the quarterly report of the Company on Form 10-Q for the quarter ended September 30, 1996, is incorporated herein by reference.

 10-AA   Amendment dated August 1, 1998 to Employment Contract between the
         Company and David L. Peterson, filed as Exhibit 10-D to the quarterly report of the Company for the quarter ended September 30, 1998 is incorporated herein by reference.

 10-BB Amended and Restated Employment Agreement dated as of February 1, 1998 between the Company and Robert G. Pheanis filed as Exhibit 10-CC to the Annual Report of the Company on Form 10-K for the year ended
         December 31, 1997 is incorporated herein by reference.

 10-CC   Employment contract dated May 1, 1996 between the Company and John A.
         Maczuzak, filed as Exhibit 10-G to the quarterly report of the Company on Form 10-Q for the quarter ended June 30, 1996, is incorporated herein by reference.

 10-DD   Employment Contract dated as of August 1, 1998 between the Company and
         Glenn H. Gage, filed as Exhibit 10-A to the quarterly report of the Company on Form 10-Q for the quarter ended September 30, 1998 is incorporated herein by reference.

 10-EE   Employment Contract dated as of August 1, 1998 between the Company and
         John F. Kaloski, filed as Exhibit 10-B to the quarterly report of the Company on Form 10-Q for the quarter ended September 30, 1998 is incorporated herein by reference.

 Exhibit
 Number                            Exhibit Description
 ------- ----------------------------------------------------------------------
  10-FF  Agreement dated January 28, 1999 between the Company and John F.
         Kaloski, filed as Exhibit
         10-FF to the annual report of the Company on Form 10-K for the year ended December 31, 1998 is incorporated herein by reference.

  10-GG Employment Contract dated as of September 1, 1998 between the Company and Yutaka Tanaka, filed as Exhibit 10-C to the quarterly report of the Company on Form 10-Q for the quarter ended September 30, 1998 is incorporated herein by reference.

  10-HH  Employment contract dated December 11, 1996 between the Company and
         Osamu Sawaragi filed as Exhibit 10-MM to the annual report of the Company on Form 10-K for the year ended December 31, 1996 is incorporated herein by reference.

  10-II  No. 1 Continuous Galvanizing Line Turnkey Engineering and Construction
         Contract dated October 23, 1998 between the Company and NKK Steel
         Engineering, Inc., filed as Exhibit 10-II to the annual report of the Company on Form 10-K for the year ended December 31, 1998 is incorporated herein by reference.

 *10-JJ  Amendment No. 1, dated March 19, 1999, to No. 1 Continuous Galvanizing
         Line Turnkey Engineering and Construction Contract dated October 23,
         1998 between the Company and NKK Steel Engineering, Inc.

  12     Statement re Computation of Ratios, filed herewith.

  21     List of Subsidiaries of the Company, filed herewith.

  23-A   Consent of Ernst & Young LLP, filed herewith.

 *23-B   Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois).

  24 Powers of Attorney, included on the signature page of this registration statement.

  25-A   Statement of Eligibility and Qualification on Form T-1 under the Trust
         Indenture Act of 1939 (the "Trust Indenture Act") of The Chase
         Manhattan Bank, as Trustee under the Indenture, filed herewith.

  25-B   Statement of Eligibility and Qualification on Form T-2 under the Trust
         Indenture Act of Frank J. Grippo, as Individual Trustee under the
         Indenture, filed herewith.

  27 Financial Data Schedule, filed as Exhibit 27 to the annual report of the Company on Form 10-K for the year ended December 31, 1998, is incorporated by reference.

 *99-A   Form of Letter of Transmittal.

 *99-B   Form of Notice of Guaranteed Delivery.

 *99-C   Form of Letter to Brokers.

 *99-D   Form of Letter to Clients.

 *99-E Guidelines for certification of taxpayer identification number on substitute Form W-9.

--------
   *To be filed by amendment.